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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THERAVANCE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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March 9, 2009

Dear Stockholder:

            I am pleased to invite you to attend Theravance, Inc.'s 2009 Annual Meeting of Stockholders, to be held on Friday, April 24, 2009 at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080. The meeting will begin promptly at 1:00 p.m., local time.

            Enclosed are the following:

  •
  our Notice of Annual Meeting of Stockholders and Proxy Statement for 2009;

  •
  our Annual Report on Form 10-K for 2008; and

  •
  a proxy card with a return envelope to record your vote.

            Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

            Your vote is important. Whether or not you expect to attend, please date, sign, and return your proxy card in the enclosed envelope, or vote via telephone or the Internet according to the instructions in the Proxy Statement, as soon as possible to assure that your shares will be represented and voted at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person even though you have previously voted by proxy if you follow the instructions in the Proxy Statement.

            On behalf of your Board of Directors, thank you for your continued support and interest.

Sincerely,

Rick E Winningham Chief Executive Officer

901 Gateway Boulevard
South San Francisco, CA 94080

T 650.808.6000 F 650.827.8690
www.theravance.com

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 24, 2009

Dear Stockholder:

            You are cordially invited to attend the Annual Meeting of Stockholders of Theravance, Inc., a Delaware corporation (the "Company"). The meeting will be held on Friday, April 24, 2009, at 1:00 p.m. local time at the Presidio Room, Embassy Suites Hotel, 250 Gateway Boulevard, South San Francisco, California 94080 for the following purposes:

    1.
    To elect directors to serve for the ensuing year.

    2.
    To approve an amendment to the Theravance, Inc. Employee Stock Purchase Plan ("ESPP") increasing the aggregate number of shares of common stock authorized for issuance thereunder by 550,000 shares.

    3.
    To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009.

    4.
    To conduct any other business properly brought before the meeting.

            These items of business are more fully described in the Proxy Statement accompanying this Notice.

            The record date for the Annual Meeting is February 27, 2009. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

South San Francisco, California
March 9, 2009

            You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote via telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must provide a valid proxy issued in your name from that record holder.

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Shareholders to be held on April 24, 2009:

The proxy statement is available at http://ir.theravance.com/proxy.cfm.

Theravance, Inc.
901 Gateway Boulevard
South San Francisco, California 94080

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF STOCKHOLDERS

April 24, 2009

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

            We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Theravance, Inc. (sometimes referred to as the "Company" or "Theravance") is soliciting your proxy to vote at the 2009 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions on the enclosed proxy card to submit your proxy via telephone or on the Internet.

            The Company intends to mail this Proxy Statement and accompanying proxy card on or about March 12, 2009 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

            Only stockholders of record at the close of business on February 27, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 53,165,613 shares of Company common stock ("Common Stock") outstanding and 9,401,499 shares of Company Class A Common Stock ("Class A Common Stock") outstanding. All of these outstanding shares are entitled to vote at the Annual Meeting as the Class A Common Stock is entitled to vote with the Common Stock in connection with the matters set forth in this Proxy Statement. Entities affiliated with GlaxoSmithKline plc own all outstanding shares of Class A Common Stock. The holders of Common Stock and the holders of Class A Common Stock each have the right to one vote for each share they held as of the record date.

    Stockholder of Record: Shares Registered in Your Name

            If on February 27, 2009 your shares were registered directly in your name with our transfer agent, The Bank of New York Mellon, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy via telephone or the Internet as instructed on your proxy card to ensure your vote is counted.

    Beneficial Owner: Shares Registered in the Name of a Broker or Bank

            If on February 27, 2009 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you provide a valid proxy from your broker, bank or other custodian.

What am I voting on?

            There are three matters scheduled for a vote:

  •
  Election of nine directors;

  •
  Approval of an amendment to our ESPP increasing the aggregate number of shares of Common Stock authorized for issuance thereunder by 550,000 shares; and

  •
  Ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

How do I vote?

            You may either vote "For" all the nominees to the Board of Directors or you may withhold your vote from any nominee you specify. You may not vote your proxy "For" the election of any persons in addition to the nine named nominees. For the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are explained below.

    Stockholder of Record: Shares Registered in Your Name

            If you are a stockholder of record, you may vote by proxy using the enclosed proxy card, vote by proxy on the Internet or by telephone, or vote in person at the Annual Meeting. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

  –>
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  –>
  To vote on the Internet, please follow the instructions provided on your proxy card.

  –>
  To vote by telephone, please follow the instructions provided on your proxy card.

  –>
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers.

    Beneficial Owner: Shares Registered in the Name of Broker or Bank

            If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received instructions for granting proxies with these proxy materials from that organization rather than from the Company. A number of brokers and banks enable beneficial holders to give voting instructions via telephone or the Internet. Please refer to the voting instructions provided by your bank or broker. To vote in person at the Annual Meeting, you must provide a valid proxy from your broker, bank, or other custodian. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

            On each matter to be voted upon, you have one vote for each share of Common Stock and of Class A Common Stock you owned as of February 27, 2009.

What if I return a proxy card but do not make specific choices?

            If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all nine nominees for director, "For" the proposed increase in the number of shares authorized for issuance under our ESPP and "For" ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

            We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

            If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

            Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to the Secretary of the Company at 901 Gateway Boulevard, South San Francisco, California 94080.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

How are votes counted?

            Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and (with respect to proposals other than the election of directors) "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as "Against" votes. Broker non-votes, as described in the next paragraph, have no effect and will not be counted towards the vote total for any proposal.

            If your shares are held by your broker as your nominee (that is, in "street name"), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the nine nominees receiving the most "For" votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

  •
  To be approved, Proposal 2 to increase the number of shares authorized for issuance under our ESPP must receive a "For" vote from the holders of a majority of issued and outstanding shares present in person or represented by proxy at the meeting and entitled to vote thereon. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  To be approved, Proposal 3 to ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2009 must receive a "For" vote from the majority of all outstanding shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon either in person or by proxy. If you "Abstain" from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

            A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of all shares outstanding on February 27, 2009, the record date, are represented at the meeting by stockholders present in person or by proxy. On the record date, there were 62,567,112 shares of Common Stock and Class A Common Stock outstanding and entitled to vote. Thus 31,283,557 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

            Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

            Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2009.

When are stockholder proposals due for next year's Annual Meeting?

            If you wish to submit a proposal to be considered for inclusion in next year's proxy materials or nominate a director, your proposal must be in proper form according to SEC Regulation 14A, Rule 14a-8 and received by the Secretary of the Company on or before November 9, 2009. If you wish to submit a proposal to be presented at the 2010 Annual Meeting of Stockholders but which will not be included in the Company's proxy materials, your Solicitation Notice, as defined in our Bylaws, must be received by the Secretary of the Company at Theravance, Inc., 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary, no earlier than December 27, 2009 and no later than January 26, 2010. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Theravance's current bylaws may be found on our website at www.theravance.com.

 PROPOSAL 1

ELECTION OF DIRECTORS

            Our Board of Directors consists of nine directors. The nine directors who are nominated for election to the Board of Directors this year, their ages as of February 17, 2009, their positions and offices held with the Company and certain biographical information are set forth below. Each director to be elected will hold office until the next Annual Meeting of Stockholders, or until the director's death, resignation or removal. Each of the nominees listed below is currently a director of the Company. Each of the nominees was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. Three of the nominees for election as a director at the 2008 Annual Meeting attended the meeting.

            Directors are elected by a plurality of the votes properly cast in person or by proxy. The nine nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by our current Board of Directors, if any. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES

Name	Age	Positions and Offices Held With the Company
P. Roy Vagelos, M.D.	79	Chairman of the Board of Directors
Rick E Winningham	49	Chief Executive Officer and Director
Jeffrey M. Drazan	50	Director
Robert V. Gunderson, Jr.	57	Director
Arnold J. Levine, Ph.D.	69	Director
Burton G. Malkiel, Ph.D.	76	Director
William H. Waltrip	71	Director
George M. Whitesides, Ph.D.	69	Director
William D. Young	64	Director

            P. Roy Vagelos, M.D., co-founded Theravance in 1996 and has served as Chairman of our Board of Directors since inception. Dr. Vagelos served as Chief Executive Officer of Merck & Co., Inc., from 1985 to 1994, and Chairman of the board of directors of Merck from 1986 until 1994. Dr. Vagelos is Chairman of the board of directors of Regeneron Pharmaceuticals, Inc. Dr. Vagelos holds an M.D. from Columbia University College of Physicians and Surgeons and an A.B. degree from the University of Pennsylvania.

            Rick E Winningham joined Theravance as Chief Executive Officer and a member of our Board of Directors in October 2001. From 1997 to 2001 he served as President, Bristol-Myers Squibb Oncology/Immunology/ Oncology Therapeutics Network (OTN) and also as President of Global Marketing from 2000 to 2001. In addition to operating responsibility for U.S. Oncology/Immunology/OTN at Bristol-Myers Squibb, Mr. Winningham also had full responsibility for Global Marketing in the Cardiovascular, Infectious Disease, Immunology, Oncology/ Metabolics and GU/GI/Neuroscience therapeutic areas. Mr. Winningham held various management positions with Bristol-Myers Squibb and its predecessor, Bristol-Myers, since 1986. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. degree from Southern Illinois University.

            Jeffrey M. Drazan has served as a director of Theravance since December 1999. Mr. Drazan has been a General Partner with Sierra Ventures, a private venture capital firm, since 1984. Mr. Drazan has also been a Managing Director of Bertram Capital, a private equity firm, since September 2006. He also serves as a director of several private companies. Mr. Drazan holds an M.B.A. degree from New York University's Graduate School of Business Administration and a B.S.E. degree in Engineering from Princeton University.

            Robert V. Gunderson, Jr. has served as a director of Theravance since September 1999. He is a founding partner of the law firm of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, where he has practiced since 1995. Mr. Gunderson currently serves as a director of a number of private companies. Mr. Gunderson holds a J.D. from the University of Chicago, where he was Executive Editor of The University of Chicago Law Review. Mr. Gunderson also received an M.B.A. in Finance from The Wharton School, University of Pennsylvania and an M.A. from Stanford University.

            Arnold J. Levine, Ph.D., served as a director of Theravance from inception until February 2002. He rejoined our Board of Directors in June 2003. Dr. Levine is currently a professor at The Cancer Institute of New Jersey, Robert Wood Johnson School of Medicine, New Brunswick, NJ, and a professor at the Institute for Advanced Study, Princeton, NJ, positions he has held since January 2003. He was President of The Rockefeller University from 1998 until his retirement in February 2002. He was the Harry C. Wiess Professor in Life Sciences and former Chairman of the Department of Molecular Biology at Princeton University from 1984 until 1996. Dr. Levine is a member of the board of directors of Life Technologies, Inc. and Infinity Pharmaceuticals, Inc. He is a member of the National Academy of Sciences. Dr. Levine was Editor-in-Chief of the Journal of Virology from 1984 to 1994 and is a member of scientific advisory boards of several cancer centers. Dr. Levine holds a Ph.D. in Microbiology from the University of Pennsylvania and a B.A. from Harpur College, State University of New York at Binghamton.

            Burton G. Malkiel, Ph.D., joined the Board of Directors of Theravance in July 2007. Dr. Malkiel is the Chemical Bank Chairman's Professor of Economics at Princeton University. He is widely published in finance, the valuation of stocks and bonds and the operation of financial markets in the United States. He has also served as a member of the Council of Economic Advisors under the administration of U.S. President Gerald R. Ford and was Dean at the School of Management and the William S. Beinecke Professor of Management at Yale University. Dr. Malkiel served as an officer in the United States Army Finance Corps and as an investment banker at Smith, Barney & Co. before earning his doctoral degree. Dr. Malkiel is an investment committee member of the American Philosophical Society and the Corvina Foundation and serves on the boards of several companies including Vanguard Group Ltd and Genmab A/S. He is also the Chief Investment Officer of Alpha Shares. He received his B.A. degree in Economics from Harvard University, a M.B.A. from Harvard Graduate School of Business Administration and a Ph.D. in Economics and Finance from Princeton University.

            William H. Waltrip has served as a director of Theravance since April 2000. Mr. Waltrip served from 1993 until 2003 as Chairman of the board of directors of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was Chief Executive Officer of that company. From 1995 to 1998 he also served as Chairman of Bausch & Lomb Inc., and during 1996 and 2002 was the company's Chief Executive Officer. From 1991 to 1993 he was Chairman and Chief Executive Officer of Biggers Brothers, Inc., a food service distribution company, and was a consultant to private industry from 1988 to 1991. From 1985 to 1988 he served as President and Chief Operating Officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been President, Chief Executive Officer and a director of Purolator Courier Corporation. He is a member of the board of directors of Charles River Laboratories Corporation and Thomas & Betts Corporation.

            George M. Whitesides, Ph.D., co-founded Theravance in 1996 and has served as a member of our Board of Directors since inception. He has been Woodford L. and Ann A. Flowers University Professor at Harvard University since 2004. From 1986 until 2004, Dr. Whitesides was Mallinckrodt Professor of Chemistry at Harvard University. From 1982 until 1991 he was a member of the Department of Chemistry at Harvard University and Chairman of the Department of Chemistry from 1986 until 1989. He was a faculty member of the Massachusetts Institute of Technology from 1964 until 1982. Dr. Whitesides was a 1998 recipient of the National Medal of Science. He is a member of the editorial boards of 14 scientific journals. He is also a member of the board of directors of Surface Logix, Inc., Nano-Terra Inc., Arsenal Biomedical, Inc., Rohm and Haas Company, and Hughes Research Laboratories, L.L.C. Dr. Whitesides holds a Ph.D. in Chemistry from the California Institute of Technology and a B.A. from Harvard University.

            William D. Young has served as a director of Theravance since April 2001. Mr. Young has been Chairman of the board of directors and Chief Executive Officer of Monogram Biosciences, Inc. since 1999. From 1980 to 1999 Mr. Young was employed at Genentech, Inc., most recently as Chief Operating Officer. Prior to joining Genentech, Mr. Young worked at Eli Lilly and Company for 14 years and held various positions in production and process engineering, antibiotic process development and production management. He is a member of the board of directors of Biogen Idec, Inc. Mr. Young received his M.B.A. from Indiana University and his B.S. in Chemical Engineering from Purdue University, and an honorary Doctorate of Engineering from Purdue University. Mr. Young is a member of The National Academy of Engineering.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

INDEPENDENCE OF THE BOARD OF DIRECTORS

            As required under the listing standards of the Nasdaq Global Market ("Nasdaq"), a majority of the members of a Nasdaq-listed company's board of directors must qualify as "independent," as affirmatively determined by its board of directors. Our Board of Directors consults with counsel to ensure that the Board of Directors' determinations are consistent with all relevant laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

            Management has reviewed the directors' responses to a questionnaire asking about their transactions, relationships and arrangements with the Company (and those of their immediate family members) and other potential conflicts of interest. Other than as set forth in this Proxy Statement, these questionnaires did not disclose any transactions, relationships, or arrangements that question the independence of our directors. After reviewing this information, our Board of Directors affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards except for Rick E Winningham and P. Roy Vagelos.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

            As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. William H. Waltrip presides over these executive sessions. The Board has an Audit Committee, a Compensation Committee, a Nominating/Corporate Governance Committee, a Science and Technology Advisory

Committee, a Stock Option Committee and a New Hire Award Committee. The following table provides membership and meeting information for each of the Board committees during 2008:

Name	Audit		Compensation		Nominating/ Corporate Governance		Science and Technology Advisory Committee		Stock Option Committee		New Hire Award Committee
P. Roy Vagelos, M.D.							X
Rick E Winningham							X		X
Jeffrey M. Drazan	X		X
Robert V. Gunderson, Jr.					X
Arnold J. Levine, Ph.D							X	*
Burton G. Malkiel, Ph.D.	X
William H. Waltrip	X	*			X	*
George M. Whitesides, Ph.D			X				X
William D. Young			X	*	X						X
Total meetings in fiscal year 2008	8		6		1		2		0	#	0	#

*
Committee Chairperson.

#
One-person committees did not meet in 2008, but acted by written consent during the year.

            Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of the Audit, Compensation and Nominating/Corporate Governance Committees meets the applicable rules and regulations regarding "independence" and that each such member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

    Audit Committee

            The Audit Committee of the Board of Directors oversees our accounting practices, systems of internal controls and financial reporting processes. For this purpose, the Audit Committee performs several functions. The Audit Committee determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves audit and permissible non-audit services provided by the independent auditors to the Company; confers with management and the independent auditors regarding the effectiveness of internal controls, financial reporting processes and disclosure controls; consults with management and the independent auditors regarding Company policies governing financial risk management; reviews and discusses reports from the independent auditors on critical accounting policies used by the Company; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews and approves related-person transactions in accordance with the Company's Policies and Procedures with respect to Related-Person Transactions and applicable Nasdaq rules; reviews the financial statements to be included in our Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of quarterly reviews and any significant changes in our accounting principles. Our Audit Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Each of Jeffrey M. Drazan, Burton G. Malkiel, Ph.D. and William H. Waltrip served on the Audit Committee of the Board of Directors during 2008. On January 29, 2008, the Board of Directors appointed Dr. Malkiel to the Audit Committee and Dr. Levine resigned from the Audit Committee. The Audit Committee met eight times during 2008, all of which meetings occurred after January 29, 2008.

            The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Board of Directors has determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as defined by Item 407(d) of Regulation S-K. The Board made a qualitative assessment of Dr. Malkiel's level of knowledge and experience based on a number of factors, including his post-graduate education in finance and his experience serving on the audit committees of the board of directors of several public companies.

    Compensation Committee

            The Compensation Committee of the Board of Directors reviews and approves the overall compensation strategy and policies for the Company. Specifically, the Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our principal executive officer and other executive officers; approves the individual bonus programs in effect for the principal executive officer, other executive officers and key employees for each fiscal year; recommends to the Board of Directors the compensation of the directors; recommends to the Board of Directors the adoption or amendment of equity and cash incentive plans; approves amendments to these plans; grants stock options and other equity awards; and administers our 2004 Equity Incentive Plan ("2004 Incentive Plan"), our 2008 New Employee Equity Incentive Plan ("2008 Incentive Plan"), our ESPP, and similar programs. A more detailed description of the Committee's functions can be found in our Compensation Committee Charter. The charter is published in the corporate governance section of our website at www.theravance.com. Three directors comprise the Compensation Committee of the Board of Directors: Messrs. Drazan, Whitesides and Young. All members of the Committee are independent (as independence is currently defined in the Nasdaq listing standards).

            The Compensation Committee met six times during 2008. Mr. Winningham, our principal executive officer, does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to the Committee regarding the amount and form of the compensation of the other executive officers and key employees, and he often participates in the Committee's deliberations about their compensation. Mr. Shafer, our General Counsel, and Dennis Driver, our Vice President, Human Resources, also assist the Committee in its executive officer, director and employee compensation deliberations. No other executive officers participate in the determination of the amount or form of the compensation of executive officers or directors.

            The Compensation Committee has retained Frederic W. Cook & Co. ("FW Cook") as its independent compensation consultant. FW Cook serves at the pleasure of the Committee rather than the Company and its fees are approved by the Committee. FW Cook provides the Committee with data about the compensation paid by our peer group and other employers who compete with the Company for executives, updates the Committee on new developments in areas that fall within the Committee's jurisdiction and is available to advise the Committee regarding all of its responsibilities. FW Cook also provides data and recommendations concerning the compensation of directors.

            The Compensation Committee, in consultation with FW Cook, reviews and approves the overall strategy for compensating members of the Board of Directors. Specifically, the Committee reviews the compensation of the directors and recommends to the Board any changes to the compensation of the directors.

    Nominating/Corporate Governance Committee

            The Nominating/Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and advising the Board on corporate governance principles for the Company. Our Nominating/Corporate Governance Committee charter can be found on the corporate governance section of our corporate website at www.theravance.com. Three directors comprise the Nominating/Corporate Governance Committee: Messrs. Gunderson, Waltrip and Young. All members of the Nominating/Corporate Governance Committee are independent (as independence is currently defined in the Nasdaq listing standards). The Nominating/Corporate Governance Committee met one time during 2008. During 2008, the Nominating/Corporate Governance Committee prepared and distributed to directors a Board of Directors self-evaluation questionnaire and then analyzed and presented the results from the completed questionnaires to the full Board of Directors.

            The Nominating/Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as having relevant expertise upon which to be able to offer advice and guidance to management, sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, the ability to exercise sound business judgment and the commitment to rigorously represent the long-term interests of our stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Committee considers diversity, age, skills, and such other factors as it deems appropriate given the then current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the Nominating/Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

            The Nominating/Corporate Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as candidates identified by the Board or the Nominating/Corporate Governance Committee for consideration. If a stockholder of the Company wishes to recommend a director candidate for consideration by the Nominating/Corporate Governance Committee, the stockholder recommendation should be delivered to the Secretary of the Company at the principal executive offices of the Company, and must include information regarding the candidate and the stockholder making the recommendation as required by the Stockholder-Director Communications Policy. Our Stockholder-Director Communications Policy can be found on the corporate governance section of our website at www.theravance.com.

    Science And Technology Advisory Committee

            The Science and Technology Advisory Committee of the Board of Directors reviews and discusses scientific and technological matters affecting the Company. The Science and Technology Advisory Committee also identifies scientific and technological matters that may affect the Company in the future, and develops strategies to address these issues in our research plans. The Science and Technology Advisory Committee reports to the Board periodically. Four directors comprise the Science and Technology Advisory Committee: Drs. Levine, Vagelos and Whitesides and Mr. Winningham. The Science and Technology Advisory Committee met two times during 2008.

    Stock Option Committee

            The Stock Option Committee, of which Mr. Winningham is the sole member, may grant equity awards under the 2004 Incentive Plan to employees who are not executive officers. During 2008, the Stock Option Committee did not meet, but acted by written consent four times.

    New Hire Award Committee

            The New Hire Award Committee, of which William Young is the sole member, may grant equity awards to newly hired employees under the 2008 Incentive Plan. During 2008, the New Hire Award Committee did not meet, but acted by written consent three times.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

            Each of Jeffrey M. Drazan, George M. Whitesides, Ph.D. and William D. Young served on the Compensation Committee of the Board of Directors during 2008. None of the members of the Compensation Committee was at any time during the 2008 fiscal year (or at any other time) an officer or employee of the Company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

MEETINGS OF THE BOARD OF DIRECTORS

            The Board of Directors met nine times during 2008. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

            Stockholders interested in communicating with the Board or a particular director should send correspondence to Theravance, Inc. at 901 Gateway Boulevard, South San Francisco, CA 94080, Attn: Secretary. Each communication should set forth (i) the name and address of the stockholder as it appears on the Company's books and, if the stock is held by a nominee, the name and address of the beneficial owner of the stock, and (ii) the number of shares of the Company's stock that are owned of record by the record holder and beneficially by the beneficial owner. Pursuant to our Stockholder-Director Communications Policy, the Secretary has been instructed, in his discretion, to screen out communications from stockholders that are not related to the duties and responsibilities of the Board. If deemed an appropriate communication, the Secretary will forward it, depending on the subject matter, to the chairperson of a committee of the Board or a particular director, as appropriate.

CODE OF BUSINESS CONDUCT

            The Company has adopted the Theravance, Inc. Code of Business Conduct that applies to all directors, officers and employees. The Code of Business Conduct, as amended and restated on

December 10, 2008, is available on the corporate governance section of our website at www.theravance.com. If the Company makes any substantive amendments to the Code of Business Conduct or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

2008 DIRECTOR COMPENSATION

            Non-employee directors of the Company receive compensation for services provided as a director. Each member of our Board who is not an employee receives a $30,000 annual retainer as well as $1,000 for each board and committee meeting attended in person ($500 for meetings attended by video or telephone conference). The chairpersons of the Compensation Committee, the Nominating/Corporate Governance Committee and the Science and Technology Advisory Committee receive $2,000 for each committee meeting attended in person ($1,000 for meetings attended by video or telephone conference), and the chairperson of the Audit Committee receives $3,000 for each audit committee meeting attended in person ($1,500 for meetings attended by video or telephone conference). Dr. Vagelos receives a flat rate of $87,500 per year for his service as Chairman of the Board. The members of our Board are eligible for reimbursement for their expenses incurred in attending Board meetings in accordance with Company policy.

            Each of our independent directors receives periodic automatic grants of equity awards under a program implemented under our 2004 Incentive Plan. These grants are non-discretionary. Only independent directors of the Company or affiliates of such directors are eligible to receive automatic grants under the 2004 Incentive Plan. Beginning in 2008, the automatic grants to our independent directors consist of restricted stock unit ("RSU") awards. Each individual who first becomes an independent director will automatically be granted a one-time grant of RSU awards covering 12,000 shares of our Common Stock on the date such individual joins the Board. This initial grant will vest monthly over the director's first two years of service. In addition, each independent director will be automatically granted an RSU award covering 6,000 shares of our Common Stock annually on the date of each Annual Meeting of Stockholders. These annual RSU awards will vest monthly over the 12 month period following the date of grant. In addition, automatic RSU awards vest in full if the Company is subject to a change in control or the Board member dies while in service. Each RSU award granted pursuant to the automatic grant program will be settled and shares issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after the director's service terminates or (C) the occurrence of a change in control.

            In addition to RSU awards, directors are also eligible to receive options and restricted stock under our 2004 Incentive Plan.

            Dr. Vagelos was granted an RSU award for 28,898 shares of our Common Stock on April 22, 2008. The Compensation Committee determined that the grant to Dr. Vagelos was warranted in light of his significant contributions to Theravance. Subject to Dr. Vagelos' continuous service, the RSU award vests in 48 equal monthly installments over a 4-year period measured from the date of grant. The RSU award will fully vest if we are subject to a change in control or Dr. Vagelos dies or becomes disabled. The RSU award will be settled and shares will be issued thereunder on the earliest to occur of (A) the four-year anniversary of the grant date, (B) 60 days after Dr. Vagelos's service terminates or (C) the occurrence of a change in control.

            The following table sets forth all of the compensation awarded to, earned by, or paid to each person who served as a director during 2008, other than a director who also served as a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)(5)	Total ($)
(a)	(b)	(c)	(d)	(h)
P. Roy Vagelos	89,500	64,880	1,016,645	1,171,025
Jeffrey M. Drazan	43,000	53,887	89,752	186,639
Robert V. Gunderson, Jr.	38,000	53,887	89,752	181,639
Arnold J. Levine	40,500	53,887	89,752	184,139
Burton G. Malkiel	43,000	53,887	249,129	346,016
William H. Waltrip	49,000	53,887	89,752	192,639
George M. Whitesides	41,000	53,887	89,752	184,639
William D. Young	47,500	53,887	89,752	191,139

(1)
Includes the annual retainer each director receives as well as fees for attendance at Board and committee meetings. Mr. Drazan's retainer and meeting fees are paid to Sierra Ventures VI, LP of which he is an affiliate.

(2)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to RSU awards held by each director during the fiscal year in accordance with FAS123R, excluding forfeiture estimates. This amount consisted of: (a) $53,887 per director with respect to the RSU award granted to each independent director on the date of our Annual Meeting of Stockholders in 2008 (the aggregate grant date fair value of each such RSU award was $78,000); and (b) $64,880 with respect to the RSU award granted to Dr. Vagelos on April 22, 2008 (the aggregate grant date fair value of such RSU award was $375,674).

(3)
As of December 31, 2008, the above-listed directors held outstanding RSU awards under which the following number of shares of our Common Stock are issuable: Messrs. Drazan, Gunderson, Waltrip and Young and Drs. Levine, Malkiel and Whitesides (6,000 each); and Dr. Vagelos (28,898).

(4)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to options held by each director during the fiscal year in accordance with FAS123R, excluding forfeiture estimates. This amount consisted of: (a) $249,129 with respect to the option granted to Burton Malkiel on July 3, 2007 (the aggregate grant date fair value of such option was $498,258); (b) $89,752 per director with respect to the option granted to each independent director on the date of our Annual Meeting of Stockholders in 2007 (the aggregate grant date fair value of each such option was $243,707); (c) $312,535 with respect to the option granted to Dr. Vagelos on March 29, 2004 (the aggregate grant date fair value of such option was $3,986,100); (d) $329,544 with respect to the option granted to Dr. Vagelos on April 26, 2006 (the aggregate grant date fair value of such option was $1,318,182); and (e) $374,566 with respect to the option granted to Dr. Vagelos on April 25, 2007 (the aggregate grant date fair value of such option was $1,498,228). See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2009 and Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2007 for a discussion of all assumptions made by the Company in determining the grant date fair value of its equity awards.

(5)
As of December 31, 2008, the above-listed directors held outstanding options to purchase the following number of shares of our Common Stock: Dr. Vagelos (944,355); Messrs. Waltrip and Young (98,870 each); Messrs. Drazan and Gunderson and Drs. Levine and Whitesides (66,612 each); and Dr. Malkiel (30,000).

 PROPOSAL 2

APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

            The Company is asking stockholders to approve an amendment to the Theravance, Inc. Employee Stock Purchase Plan (the "ESPP") to increase the number of authorized shares of our Common Stock issuable thereunder from 925,000 shares to 1,475,000 shares. Theravance established the ESPP in connection with its initial public offering to provide employees of Theravance and designated parent or subsidiary corporations (collectively, the "participating companies") an opportunity to participate in the ownership of Theravance by purchasing its Common Stock through payroll deductions. The ESPP, and the right of participants to make purchases thereunder, is intended to meet the requirements of an employee stock purchase plan as defined in Section 423 of the Internal Revenue Code.

            If approved by our stockholders, the amendment to the ESPP will become effective for the offering period beginning May 16, 2009. If the stockholders do not approve the amendment to the ESPP, the amendment will be rescinded and the ESPP will continue in effect in accordance with its existing terms. The ESPP is intended to benefit Theravance as well as its stockholders and employees. The ESPP gives employees an opportunity to purchase shares of Common Stock at a favorable price. Theravance believes that the stockholders will correspondingly benefit from the increased interest on the part of participating employees in the performance of Theravance. Theravance will also benefit from the periodic investments of equity capital provided by participants in the ESPP. In December 2008, the Board of Directors approved amendments to the ESPP which, among other things, increased the number of authorized shares of our Common Stock issuable thereunder from 925,000 shares to 1,475,000 shares.

            The principal terms and provisions of the ESPP are summarized below. The summary, however, is not intended to be a complete description of all the terms of the ESPP. This summary is qualified in its entirety by reference to the complete text of the ESPP, which is attached hereto as Appendix A. To the extent there is a conflict between this summary and the ESPP, the terms of the ESPP will govern.

            Administration.    The Compensation Committee of the Board of Directors, which is comprised of two or more members of our Board of Directors, administers the ESPP. All costs and expenses incurred in administration of the ESPP are paid by Theravance without charge to participants.

            Eligibility.    Generally, any individual who is customarily employed by a participating company more than 20 hours per week and for more than five months per calendar year is eligible to participate in the ESPP. Although officers have always been excluded from participation in the ESPP, the Board of Directors may elect to permit participation by officers in the future.

            As of February 17, 2009, approximately 177 employees and no officers were eligible to participate in the ESPP.

            Securities Subject to ESPP.    The securities available for purchase under the ESPP are shares of our Common Stock. 925,000 shares of our Common Stock have been authorized for issuance under the ESPP, without giving effect to the 550,000-share increase that is the subject of this Proposal No. 2. As of December 31, 2008, 280,215 shares remained available for purchase under the ESPP, without giving effect to the 550,000-share increase that is the subject of this Proposal No. 2.

            Offering Periods.    The ESPP is implemented by offering periods that generally have a duration of 24 months; each offering period is comprised of a series of one or more successive purchase periods, which generally have a duration of six months. Offering periods are concurrent and successive and, accordingly, a new offering period commences every six months and runs concurrently with each prior offering period. The Compensation Committee in its discretion may vary the beginning date and ending date of the offering periods and may vary the duration of an offering period or purchase period, provided no offering period shall exceed 27 months in length. Currently, a new offering period commences on May 16 and November 16 of each calendar year or on such other date selected by the Board of Directors or the Compensation Committee.

            Each participant will have a separate purchase right for each offering period in which he or she participates. The purchase right will be granted on the first day of the offering period and will be automatically exercised in successive installments on the last day of each purchase period within the offering period.

            Purchase Price.    The purchase price per share under the ESPP is 85% of the lower of (i) the fair market value of a share of Common Stock on the last day before commencement of the applicable offering period, or (ii) the fair market value of a share of Common Stock on the last day of the purchase period. Generally, the fair market value of the Common Stock on a given date is the closing sale price of the Common Stock, as reported on the Nasdaq Global Market.

            Limitations.    The ESPP imposes certain limitations upon a participant's rights to acquire Common Stock, including the following:

  •
  A participant may not purchase more than 2,500 shares on any one purchase date.

  •
  A participant may not purchase Common Stock under the ESPP that exceeds $25,000 (determined as of the time a purchase right is granted) each calendar year in which such rights are outstanding and exercisable at any time.

  •
  An employee is not eligible to participate in the ESPP if he or she owns stock or outstanding options or rights to purchase stock (including a right granted under the ESPP) possessing five percent or more of the total combined voting power or value of all classes of stock of Theravance or any of its parent or subsidiary corporations.

  •
  In no event may a participant's payroll deductions for a semi-annual purchase period be less than 1% nor more than 15% of the participant's cash compensation paid during a purchase period.

            Purchase rights under the ESPP are not transferable other than by beneficiary designation or by the laws of descent and distribution.

            Payment of Purchase Price; Payroll Deductions.    Shares are purchased under the ESPP through after-tax payroll deductions. All cash proceeds received by Theravance from payroll deductions under the ESPP are credited to a non-interest bearing book account. A participant's payroll deductions may not exceed 15% of the participant's cash compensation paid during a purchase period.

            On the last day of each purchase period, each participant will be deemed to have elected to purchase up to a number of shares of our Common Stock determined by dividing such participant's payroll deductions accumulated prior to the purchase date by the applicable purchase price (subject to the limitations described above). Unless the Compensation Committee determines otherwise, no fractional shares will be purchased. Any payroll deductions accumulated in a participant's account that are not sufficient to purchase a full share will be retained in the participant's account for use in the subsequent purchase period. No interest shall accrue on the payroll deductions of a participant in the ESPP except to the extent required by applicable law.

            Proration of Purchase Rights.    If the total number of shares of Common Stock for which purchase rights are to be granted on any date exceeds the number of shares then remaining available under the ESPP, a pro rata allocation of the shares remaining shall be made as provided in the ESPP.

            Termination and Change to Payroll Deductions.    Participants may increase or decrease the level of their payroll deductions during a purchase period as permitted by the Compensation Committee.

Once enrolled in the ESPP, a participant shall continue to participate in the ESPP until the earlier of (i) the termination of the participant's employment or status as an eligible employee or (ii) the participant discontinues further payroll contributions. Contributions may also be suspended if a participant reaches the $25,000 limit described above. Upon termination of participation in the ESPP, any payroll deductions that the participant may have made with respect to a terminated purchase right will be refunded. If a participant's contributions are suspended as a result of the $25,000 limit described above, then payroll deductions will automatically resume at the beginning of the earliest purchase period in the next calendar year.

            Adjustments.    If any change in our Common Stock occurs (through re-capitalization, stock dividend, stock split, combination of shares, exchange of shares, or other change affecting the outstanding Common Stock as a class without Theravance's receipt of consideration), appropriate adjustments shall be made to the class and maximum number of shares subject to the ESPP, to the class and maximum number of shares purchasable by each participant on any one purchase date, and the class and number of shares and purchase price per share subject to outstanding purchase rights in order to prevent the dilution or enlargement of benefits thereunder.

            Amendment and Termination.    Our Board of Directors may amend, suspend or terminate the ESPP at any time. Unless sooner terminated by the Board of Directors, the ESPP shall continue in effect until the earlier of (i) May 27, 2024, (ii) the date on which all shares available for issuance under the ESPP shall have been issued or (iii) the occurrence of a corporate transaction (as described below), unless the ESPP is assumed or continued by the surviving corporation. Stockholder approval of any amendments to the ESPP will be obtained to the extent required by applicable law.

            Corporate Transaction.    In the event of (i) a merger or consolidation of Theravance with or into another entity or any other corporate reorganization or (ii) the sale, transfer or other disposition of all or substantially all of the assets of Theravance or the complete liquidation or dissolution of Theravance, the offering periods and purchase periods then in progress will terminate unless the ESPP is continued or assumed by the surviving corporation. In the event of the termination of the ESPP, each outstanding purchase right will automatically be exercised immediately before consummation of the corporate transaction as if such date were the last purchase date of the offering period. The purchase price per share shall be equal to eighty-five percent of the lower of the fair market value per share of our Common Stock on the start date of the offering period or the fair market value per share of our Common Stock immediately prior to the effective date of such corporate transaction. Any payroll deductions not applied to such purchase shall be promptly refunded to the participant.

            The grant of purchase rights under the ESPP will in no way affect the right of Theravance to adjust, reclassify, reorganize, or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

            Summary of Federal Income Tax Consequences.    The following is only a summary of the principal United States Federal income tax consequences to the participant and Theravance with respect to the ESPP, based on advice received from counsel to Theravance regarding current United States Federal income tax laws. This summary is not intended to be exhaustive and among other things, does not discuss the tax consequences of a participant's death or the income tax laws of any city, state or foreign country in which the participant may reside.

            The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. Under a plan that so qualifies, no taxable income will be reportable by a participant, and no deductions will be allowable to Theravance, by reason of the grant or exercise of the purchase rights issued thereunder. A participant will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of disposition.

            Upon sale or other disposition of the purchased shares, a participant will recognize ordinary income. If the shares were held at least two years from the start of the offering period in which the shares were acquired and one year from the date the shares were purchased, then the amount of ordinary income recognized will be equal to the lesser of the difference between the fair market value of the shares on the date of disposition and the purchase price paid for the shares or 15% of the fair market value of the shares on the last trading day before the offering period in which the shares were purchased began.

            If a sale or other disposition of the purchased shares is made before the later of two years after the start of the offering period in which such shares were acquired or one year after the shares are purchased, then a participant will recognize ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price paid for the shares. Theravance will be entitled to an income tax deduction equal to the amount of income recognized. In no other instance will Theravance be allowed a deduction with respect to the participant's disposition of the purchased shares.

            Any additional gain or loss recognized upon the disposition of the shares will be a capital gain, which will be long-term if the shares have been held for more than one year following the date of purchase under the ESPP.

New ESPP Benefits

            Since purchase rights are subject to discretion, including an employee's decision not to participate in the ESPP, awards under the ESPP for the current fiscal year are not determinable. The Company's officers and directors have never been permitted to participate in the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

            The Audit Committee of the Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1996. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

            Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

            The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S FEES

            The following table represents aggregate fees billed or to be billed to the Company for the fiscal years ended December 31, 2008 and December 31, 2007 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2008	2007
	(in thousands)
Audit Fees(1)	$850	$823
Audit-related Fees(2)	2	33
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$852	$856

(1)
For professional services rendered for the integrated audits of annual financial statements, including the audit of annual financial statements for the years ended December 31, 2008 and 2007 and the audit of internal control over financial reporting as of December 31, 2008 and 2007. For the years ended December 31, 2008 and 2007, the audit fees also include the review of quarterly financial statements included in our quarterly reports on Form 10-Q and fees for services associated with our Registration Statement filings on Form S-3 and Form S-8.

(2)
For the years ended 2008 and 2007, audit related services include accounting consultations.

            All fees described above were approved by the Audit Committee.

PRE-APPROVAL POLICIES AND PROCEDURES

            The Audit Committee's policy is to pre-approve all audit and permissible non-audit services rendered by Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee can pre-approve specified services in defined categories of audit services, audit-related services and tax services up to specified amounts, as part of the Audit Committee's approval of the scope of the engagement of Ernst & Young LLP or on an individual case-by-case basis before Ernst & Young LLP is engaged to provide a service. The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

REPORT OF THE AUDIT COMMITTEE(1)

            The Audit Committee of the Board of Directors consists of the three non-employee directors named below. The Board annually reviews the Nasdaq listing standards' definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard. The Board of Directors has also determined that Burton G. Malkiel, Ph.D. is an audit committee financial expert as described in applicable rules and regulations of the Securities and Exchange Commission.

            The principal purpose of the Audit Committee is to assist the Board of Directors in its general oversight of our accounting and financial reporting processes and audits of our financial statements. The Audit Committee is responsible for selecting and engaging our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee's function is more fully described in its Charter, which the Board has adopted and which the Audit Committee reviews on an annual basis.

            Our management is responsible for preparing our financial statements and our financial reporting process. Ernst & Young LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles as well as performing an audit of our internal control over financial reporting as of the end of the fiscal year.

            The Audit Committee has reviewed and discussed with our management the audited financial statements of the Company included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 ("10-K").

            The Audit Committee has also reviewed and discussed with Ernst & Young LLP the audited financial statements in the 10-K. In addition, the Audit Committee discussed with Ernst & Young LLP those matters required to be discussed by Statement on Auditing Standards No. 114. Additionally, Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee also discussed with Ernst & Young LLP its independence from the Company.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

            Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's 10-K for filing with the Securities and Exchange Commission.

            Submitted by the following members of the Audit Committee:

Jeffrey M. Drazan Burton G. Malkiel, Ph.D. William H. Waltrip, Chairman

EXECUTIVE OFFICERS

            The names of the executive officers of Theravance who are not also directors of Theravance and certain information about each of them as of February 17, 2009 are set forth below:

            Michael W. Aguiar, age 42, joined Theravance as Senior Vice President and Chief Financial Officer in March 2005. Prior to joining Theravance, Mr. Aguiar served as Vice President of Finance at Gilead Sciences, Inc., a biopharmaceutical company, since 2002. Prior to Gilead Sciences, Inc., Mr. Aguiar served as Vice President of Finance at Immunex Corporation, a biopharmaceutical company, from 2001 to 2002. From 1995 to 2001, he was with Honeywell International in a variety of positions, including, most recently CFO and Vice President Finance for Honeywell Electronic Materials Strategic Business Unit. Mr. Aguiar earned a B.S. in Biology from UC Irvine and an M.B.A. in Finance from the University of Michigan.

            Leonard M. Blum, age 48, joined Theravance as Senior Vice President and Chief Commercial Officer in July 2007. Prior to joining Theravance, Mr. Blum served as Senior Vice President of Sales and Marketing at ICOS Corporation. From 1987-2000, Mr. Blum held positions of increasing responsibility in marketing and sales management at Merck & Co. in both U.S. and international markets. Mr. Blum earned an M.B.A. from Stanford University, studied Finance as a Fulbright Fellow at the University of Zurich, and received an A.B. in Economics, magna cum laude, from Princeton University. Mr. Blum served as an officer in the U.S. Army Special Forces.

            Mathai Mammen, M.D., Ph.D., age 41, co-founded Theravance in 1996. He was promoted to Senior Vice President, Research, in January 2008. He has served in various positions in both the Medicinal Chemistry Department and the Molecular and Cellular Biology Department, most recently as Vice President, Molecular and Cellular Biology, responsible for all molecular pharmacology, molecular biology, cell biology, microbiology and enzymology activities in support of projects in both Research and Development. Dr. Mammen obtained his M.D. from Harvard Medical School/Massachusetts Institute of Technology, and his Ph.D. in Physical Organic Chemistry from Harvard University. Dr. Mammen obtained his B.S. in Chemistry from Dalhousie University in Halifax, Nova Scotia.

            Bradford J. Shafer, age 48, joined Theravance as Senior Vice President, General Counsel and Secretary in August 1999. From 1996 to 1999 he served as General Counsel of Heartport, Inc., a cardiovascular medical device company. From 1993 to 1996 Mr. Shafer was a partner in the Business and Technology Group at the law firm of Brobeck, Phleger & Harrison LLP. Mr. Shafer holds a J.D. from the University of California, Hastings College of the Law, where he was Editor-in-Chief of The Hastings Constitutional Law Quarterly, and a B.A. from the University of the Pacific, where he graduated magna cum laude.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth certain information known to us regarding beneficial ownership of our voting securities as of February 17, 2009 by:

  •
  each person known by us to be the beneficial owner of more than 5% of any class of our voting securities;

  •
  our named executive officers;

  •
  each of our directors; and

  •
  all executive officers and directors as a group.

            Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "SEC") and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The table below is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC.

            This table lists applicable percentage ownership based on 62,434,258 shares of Common Stock (including 9,401,499 shares of Class A Common Stock beneficially owned by affiliates of GlaxoSmithKline plc) outstanding as of February 17, 2009. Options to purchase shares of our Common Stock that are exercisable within 60 days of February 17, 2009, restricted stock units that may be exercised or settled on or within 60 days of February 17, 2009, and notes that are convertible into our Common Stock are deemed to be beneficially owned by the persons holding these options and convertible notes for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person's ownership percentage.

	Beneficial Ownership
Name and Address of Beneficial Owner(1)	Number of Shares	Percent of Total Outstanding Common Stock and Class A Common Stock
5% Stockholders
GlaxoSmithKline plc(2) 980 Great West Road Brentford Middlesex TW8 9GS United Kingdom	9,401,499	15.1%
Baupost Group, L.L.C.(3) 10 St. James Ave, Suite 1700 Boston, MA 02116	9,033,741	14.5%
OppenheimerFunds, Inc.(4) Two World Financial Center 225 Liberty Street New York, NY 10281	6,685,582	10.7%
T. Rowe Price Associates, Inc.(5) 100 East Pratt Street Baltimore, MD 21202	4,504,700	7.2%
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	4,233,763	6.8%
Chesapeake Partners Management Co., Inc.(7) 2800 Quarry Lake Drive, Suite 300 Baltimore, MD 21209	4,179,934	6.7%
Wellington Management Company, LLP(8) 75 State Street Boston, MA 02109	3,614,891	5.8%
Barclays Global Investors, NA(9) 400 Howard Street San Francisco, CA 94105	3,040,044	4.9%
Sierra Ventures VI, L.P.(10) 2884 Sand Hill Road, Suite 100 Menlo Park, CA 94025	2,812,178	4.5%
Named Executive Officers and Directors
Rick E Winningham(11)	1,484,548	2.3%
Michael W. Aguiar(12)	298,136	*
Leonard M. Blum(13)	154,705	*
Arthur L. Campbell, Ph.D.(14)	226,315	*
Mathai Mammen, M.D., Ph.D.(15)	230,527	*
Bradford J. Shafer(16)	378,714	*
P. Roy Vagelos, M.D.(17)	2,291,327	3.6%
Jeffrey M. Drazan(18)	2,968,398	4.7%
Robert V. Gunderson, Jr.(19)	119,717	*
Arnold J. Levine, Ph.D.(20)	130,579	*
Burton G. Malkiel, Ph.D.(21)	26,250	*
William H. Waltrip(22)	98,870	*
George M. Whitesides, Ph.D.(23)	774,349	1.2%
William D. Young(24)	98,870	*
All executive officers and directors as a group (13 persons)(25)	9,054,990	13.7%

*
Less than one percent.

(1)
Unless otherwise indicated, the address for each beneficial owner is c/o Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080.

(2)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2008. Includes 2,580,645 shares of Class A Common Stock held of record by Glaxo Group Limited. Also includes 6,820,854 shares of Class A Common Stock held of record by SmithKline Beecham Corporation. Glaxo Group Limited and SmithKline Beecham Corporation each are wholly-owned subsidiaries of GlaxoSmithKline plc. The percentage of shares beneficially owned by GlaxoSmithKline plc is based on its beneficial ownership of 9,401,499 shares of Class A Common Stock, which constitutes 100% of the Class A Common Stock as a class.

(3)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. Constitutes 17.0% of our outstanding Common Stock as a class. The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost.

(4)
Based on a Schedule 13G filed with the Securities and Exchange Commission on January 29, 2009. Constitutes 12.6% of our outstanding Common Stock as a class. OppenheimerFunds, Inc. ("Oppenheimer") has shared voting and dispositive power over all 6,685,582 shares. For purposes of the Securities Exchange Act of 1934, Oppenheimer is deemed to be a beneficial owner of such securities; however, Oppenheimer expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2009. Constitutes 8.5% of our outstanding Common Stock as a class. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(6)
The various individuals, funds and entities that are deemed to be the beneficial owners of these shares, and the individuals, funds and entities having sole and shared voting power over these shares, are set forth in the Schedule 13G/A filed on February 17, 2009 and on which the information reported herein is based. Constitutes 8.0% of our outstanding Common Stock as a class.

(7)
Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009. Constitutes 7.9% of our outstanding Common Stock as a class. Each of Chesapeake Partners Management Co., Inc., Mark D. Lerner and Traci Lerner may be deemed to have voting and investment power over the shares held by Chesapeake Partners Management Co., Inc.

(8)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009. Constitutes 6.8% of our outstanding Common Stock as a class. Wellington Management Company, LLP ("Wellington Management") has shared voting power over 2,611,000 shares of Common Stock and has shared dispositive power over 3,571,891 shares of Common Stock. These shares are reported by Wellington Management in its capacity as investment advisor and are owned of record by the clients of Wellington Management.

(9)
Based on a Schedule 13G filed with the Securities and Exchange Commission on February 5, 2009. Constitutes 5.7% of our outstanding Common Stock as a class. Includes 1,156,417 shares of Common Stock held of record by Barclays Global Investors, NA. Also includes 1,883,627 shares of Common Stock held of record by Barclays Global Fund Advisors. These shares are held in trust accounts for economic benefit of the beneficiaries of those accounts.

(10)
Based on information provided in completed questionnaires delivered to the Company on February 10, 2009. Constitutes 5.3% of our outstanding Common Stock as a class. Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Management of the business affairs of SV Associates VI, L.P., including the decisions respecting disposition and voting of investments held by Sierra Ventures VI, L.P., is by majority decision of the general partners of SV Associates VI, L.P., Jeffrey M. Drazan, David C. Schwab and Peter C. Wendell. Also includes 123,424 shares issuable upon conversion of convertible notes in the aggregate principal amount of $3,193,000.

(11)
Constitutes 2.8% of our outstanding Common Stock as a class. Includes 1,458,768 shares subject to options exercisable within 60 days of February 17, 2009. Also includes 5,780 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009.

(12)
Includes 251,239 shares subject to options exercisable within 60 days of February 17, 2009. Also includes 5,834 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009.

(13)
Includes 72,917 shares subject to options exercisable within 60 days of February 17, 2009. Also includes 3,403 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009.

(14)
Includes 224,971 shares subject to options exercisable within 60 days of February 17, 2009, 16,354 of which are held for the benefit of Dr. Campbell's ex-wife pursuant to a domestic relations order issued in 2005. Also includes 1,344 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009.

(15)
Includes 169,708 shares subject to options exercisable within 60 days of February 17, 2009. Also includes 2,750 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009. 56,584 of the shares are pledged as security for a loan.

(16)
Includes 174,777 shares subject to options exercisable within 60 days of February 17, 2009. Also includes 1,344 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009.

(17)
Constitutes 4.3% of our outstanding Common Stock as a class. Includes 96,774 shares held of record by the Marianthi Foundation, of which Dr. Vagelos is a founder and current director. Dr. Vagelos disclaims any pecuniary interest in the shares held by the Marianthi Foundation. Also includes 573,571 shares held of record by The P. Roy Vagelos 2008 Theravance Annuity Trust I, 321,507 shares held of record by The P. Roy Vagelos 2008 Theravance Annuity Trust II, 38,709 shares held of record by the Cara Diana Roberts Trust, 38,709 shares held of record by the Olivia Sophia Vagelos Trust, 38,709 shares held of record by the Lydia Joan Roberts Trust, 38,709 shares held of record by the Alexa E. Masseur Irrevocable Trust, 38,709 shares held of record by the 2004 Vagelos Grandchild Irrevocable Trust and 38,709 shares held of record by the Emma B. Vagelos Irrevocable Trust, each of which Dr. Vagelos is the trustee. Includes 875,722 shares subject to options exercisable within 60 days of February 17, 2009.

(18)
Constitutes 5.6% of our outstanding Common Stock as a class. Includes 2,688,754 shares held of record by Sierra Ventures VI, L.P. and 59,040 shares held of record by SV Associates VI, L.P. as nominee for Mr. Drazan. SV Associates VI, L.P. is the general partner of Sierra Ventures VI, L.P. Mr. Drazan is one of the general partners, in addition to David C. Schwab and Peter C. Wendell, of SV Associates VI, L.P. and exercises shared voting and investment power over the shares held by Sierra Ventures VI, L.P. Mr. Drazan disclaims beneficial ownership of the shares held by Sierra Ventures VI, L.P. Also includes 66,612 shares subject to options exercisable within 60 days of February 17, 2009, 123,424 shares issuable upon conversion of convertible notes in the principal amount of $3,193,000 held by Sierra Ventures VI, L.P. and 2,702 shares issuable upon conversion of convertible notes in the principal amount of $69,906 held by SV Associates VI, L.P. as nominee for Mr. Drazan.

(19)
Includes 6,451 shares held by Marshall & Ilsley for the benefit of Mr. Gunderson and 5,709 shares held by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("GD"). Mr. Gunderson disclaims beneficial ownership of the shares held by GD except to the extent of his pecuniary interest therein. Includes 66,612 shares subject to options exercisable within 60 days of February 17, 2009.

(20)
Includes 66,612 shares subject to stock options exercisable within 60 days of February 17, 2009.

(21)
Includes 26,250 shares subject to stock options exercisable within 60 days of February 17, 2009.

(22)
Includes 98,870 shares subject to stock options exercisable within 60 days of February 17, 2009.

(23)
Constitutes 1.5% of our outstanding Common Stock as a class. Includes 170,318 shares held of record by the Deborah L. Anderson, Trustee, Whitesides Family 1998 Irrevocable Trust. Includes 66,612 shares subject to stock options exercisable within 60 days of February 17, 2009.

(24)
Includes 98,870 shares subject to stock options exercisable within 60 days of February 17, 2009.

(25)
Includes an aggregate of 3,493,569 shares subject to options exercisable within 60 days of February 17, 2009, 19,111 shares subject to restricted stock units that will vest and be settled within 60 days of February 17, 2009, and 126,126 shares issuable upon conversion of convertible notes in the aggregate principal amount of $3,262,906. Excludes shares and options held by Dr. Campbell, who departed from his position as an executive officer of the Company on December 5, 2008, but is a named executive officer for fiscal 2008.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file reports regarding their ownership and changes in ownership of our securities with the SEC, and to furnish us with copies of all Section 16(a) reports that they file.

            We believe that during the fiscal year ended December 31, 2008, our directors, executive officers, and greater than 10% stockholders complied with all applicable Section 16(a) filing requirements, except that one Form 4 was filed 19 days late by Mr. Drazan in February 2008 reporting two transactions. In making these statements, we have relied upon a review of the copies of Section 16(a) reports furnished to us and the written representations of our directors, executive officers, and greater than 10% stockholders.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS

            This section discusses our executive compensation polices and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and offers perspective on the data presented in the tables and narrative that follow.

Compensation Philosophy and Objectives

            As a biopharmaceutical company, we operate in an extremely competitive, rapidly changing and heavily regulated industry. We believe that the skill, talent, judgment and dedication of the executive officers and our other key employees are critical factors affecting our long-term stockholder value. Therefore, our goal is to maintain a compensation program that will fairly compensate employees, attract and retain highly qualified employees, motivate the performance of employees towards, and reward the achievement of, clearly defined corporate goals, and align employees' long-term interests with those of our stockholders.

            Our executive officer compensation philosophy is to (1) provide overall compensation, when targeted levels of performance are achieved, which is at the 75th percentile of pay practices of a peer group selected, among other criteria, for similarities in size, business model and stage of development, and (2) emphasize at-risk equity compensation over annual cash compensation to attract and retain officers and align the majority of their compensation with long-term stockholders' interests. Our annual cash incentives and our longer term incentives, such as our long-term performance-contingent restricted stock unit awards, are tied to our achievement of corporate operating goals. We believe that successful execution against goals is the best way to enhance long-term stockholder value.

            The difficulty of achieving our goals in the time frames specified is a significant reason for our compensation philosophy. Our annual and longer-term operating goals, which generally relate to the successful discovery and development of our compounds, are aggressive. The business of discovering novel compounds and developing them as potential medicines is extremely risky. In addition, the time frames within which our operating goals must be achieved in order to earn annual or long-term incentive compensation are short. Furthermore, while we have less control over the progress and timing of development programs that we have licensed to our collaborative partners, our officers spend a great deal of time and energy working with our partners on those programs, and to the extent practicable we hold those programs to goal expectations as rigorous as those for our own development programs that we are progressing internally.

            We do not have stock ownership guidelines for our officers because officer compensation is set within a market range and is primarily performance-based and high risk. In addition, we believe the minority of development-stage biopharmaceutical companies impose stock ownership guidelines, so ownership requirements would put Theravance at a competitive disadvantage.

Compensation Committee

            The Compensation Committee of our board of directors is comprised of three non-employee members of the board of directors. The Compensation Committee's basic responsibility is to review the performance of our management in achieving corporate objectives and to assure that the named executive officers as well as other members of senior management are compensated effectively in a manner consistent with our compensation philosophy and competitive practice. In fulfilling this responsibility, the Compensation Committee reviews the performance of each executive officer twice each year. The CEO, as the manager of the executive team, assesses the executives' contributions to the corporate goals and makes a recommendation to the Compensation Committee with respect to any merit increase in salary, cash bonus and annual replenishment equity award for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss and modify or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO's contributions when the CEO is not present, and determines any increase in salary, cash bonus and annual replenishment equity award for him.

            In connection with reviewing the compensation recommendations, we provide the Compensation Committee with compensation "tally sheets" for each executive officer toward the end of each year. The information in these tally sheets is used by the Compensation Committee to assist it in analyzing existing compensation and any proposed changes in compensation for each executive officer. The tally sheets present the total value of all elements of compensation, broken down by components and our best estimate of the number of annual goals that will be achieved by the end of the current year. The tally sheets also present compensation information for the previous two years as an executive officer, and estimated compensation for the following year, assuming Company performance is at target. The tally sheets also present: (i) the executive officer's equity grant history; (ii) vested and unvested potential gain on equity awards at a series of stock prices and points in time; and (iii) the stock option exercise history for the executive officer over the past three years. Further, the tally sheets present an estimate of the compensation that would be delivered should the executive's employment be terminated under various scenarios in connection with a change-in-control assuming a termination date of the last day of the current year. The tally sheets help the Compensation Committee to track changes in an officer's total direct compensation from year to year and to remain aware of the compensation historically paid to each executive officer. In addition to the information and analyses supplied to the Compensation Committee as described above and in the peer group segment below, members of management support the Compensation Committee in its work from time to time at the Committee's request.

Compensation Consultant

            The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee consults from time to time with its independent executive compensation consultant, Frederic W. Cook & Co. ("FW Cook") for advice on matters related to compensation for executive officers, other key employees and non-employee directors. FW Cook is retained by and reports directly to the Compensation Committee. FW Cook does not work on projects for management except as an agent of the Compensation Committee and with the advance knowledge and approval of the Chairman of the Compensation Committee.

Peer Group

            The Compensation Committee revised our peer group in late 2006 to better align target compensation with competitive data. This peer group, which was used for compensation decisions through 2008, was selected by the Compensation Committee taking into account the advice of FW Cook based on a review of biopharmaceutical companies that were similar to Theravance in market capitalization, development stage, and business model. This peer group consists of: Alkermes, Biomarin Pharmaceutical, Cubist Pharmaceuticals, Human Genome Sciences, ICOS Corporation, Medarex, Myogen, Myriad Genetics, Nuvelo, Onyx Pharmaceuticals, OSI Pharmaceuticals, PDL BioPharma, Telik and Zymogenetics.

            The companies comprising the peer group were revised in late 2008 due principally to changes in market capitalization and development stage affecting the component companies. We strive to limit the peer group to companies having a market capitalization of generally within one-third to three times that of Theravance, with Theravance's market capitalization in the mid-range of the group. The Compensation Committee intends to continue reviewing and revising the peer group periodically to ensure that it continues to reflect companies of a similar size and development stage as Theravance. The revised peer group that will be used for compensation decisions beginning in 2009 are: Alkermes, Amylin Pharmaceuticals, Arena Pharmaceuticals, Cubist Pharmaceuticals, CV Therapeutics, Exelixis, Geron Corporation, Human Genome Sciences, Incyte Corporation, Intermune, ISIS Pharmaceuticals, Lexicon Pharmaceuticals, Medarex, Onyx Pharmaceuticals, Regeneron Pharmaceuticals, Seattle Genetics, XenoPort and Zymogenetics.

Principal Elements of Compensation

            Base Salaries.    Base salaries are set to reflect compensation commensurate with the individual's current position and work experience. Our goal in this regard is to attract and retain high caliber talent for the position and to provide a base wage that is not subject to performance risk. Salary for the CEO and the other executive officers is established based on the underlying scope of their respective responsibilities, taking into account competitive market compensation. The base salary for each executive officer is targeted at the 75th percentile compared to similar positions in the peer companies. However, the compensation market data provide only a reference point for the Compensation Committee. The Company's base salary levels may exceed the 75th percentile target for certain executive officers due to the intensely competitive environment for highly qualified employees in this industry and the roles and competency of the individual. We review base salaries for the executive officers annually near the end of each year. We determine a target percentage for annual merit increases based in part on the practices of local companies in our industry. The CEO proposes salary adjustments to the Compensation Committee based on any changes in competitive market salaries, individual performance and/or changes in job duties and responsibilities. The Compensation Committee then determines any salary adjustment applicable to each of the executive officers. For 2008, primarily to be competitive with local companies, the Compensation Committee approved an annual merit increase of 4% for executive officers other than our CEO.

            Annual Incentive Compensation.    Annual cash incentives for the executive officers are designed to reward the achievement of key corporate goals for the year, which we believe in turn should increase stockholder value over time. The annual incentive awards for executive officers are determined on the basis of our achievement of specific performance goals that are established at the beginning of the fiscal year and are clearly communicated, measurable and consistently applied. A target bonus is set for the officers based on data from companies in the Radford Biotechnology Survey, as well as the peer group, and is stated in terms of a percentage of the officer's annualized base salary for the year.

            Early each year, the board of directors approves the performance objectives and goals for the upcoming year. Senior management then proposes percentage weights to be allocated to the goals, with higher weights given to those goals that we believe will have a greater impact on the Company's value and/or are more challenging to achieve within the time frame specified. The Compensation Committee evaluates and approves the final goal weightings. Given the number of Theravance-discovered potential medicines in development, our emphasis on research and discovery, and the efforts required to manage our collaborations with other companies, each year we establish more goals than we believe can reasonably be achieved. For this reason, the cumulative weighting of all goals generally adds up to 150% and the likelihood of achieving all of the goals and a payout based on 150% of target is extremely low. In the unlikely event that all goals are achieved, the cash bonus awards could be up to 150% of target. The Compensation Committee has complete discretion to increase or decrease actual cash bonus awards. At the end of each year, the Compensation Committee assesses the Company's performance against the goals and establishes the cash bonus pool based on achievement of those goals and the exercise of its discretion. For the executive officer group, we achieved the following percentage of goals set for the respective years: 75% in 2007, 92.5% in 2006, and 90% in 2005. The bonus payout for our executive officers as a percentage of target was 75%, 92.5% and 90% in 2007, 2006 and 2005, respectively.

            The cash bonus program for 2008 was designed to motivate management to achieve specific goals related to: (i) telavancin, our product candidate furthest along in development; (ii) our Horizon program with GlaxoSmithKline plc and its affiliates ("GSK"); (iii) clinical progress with our earlier-stage programs; (iv) increasing our pipeline of potential medicines; (v) safety; (vi) compliance; and (vii) financing. Primary among these goals were: obtaining U.S. regulatory approval of and launching telavancin for the treatment of complicated skin and skin structure infections (cSSSI); filing a telavancin New Drug Application with the U.S. Food and Drug Administration (FDA) for the treatment of hospital-acquired pneumonia (HAP); reporting positive Phase 2b asthma and chronic obstructive pulmonary disease (COPD) study results for the lead long-acting beta2 agonist (LABA) product candidate, GW642444, and positive Phase 2b asthma study results for the inhaled corticosteroid fluticasone furoate (FF) in the Horizon program with GSK; reporting positive Phase 1 COPD study results for TD-4208 in the long-acting muscarinic antagonist (LAMA) program; reporting proof-of-concept Phase 2 COPD study results for the lead compound, GSK961081, in the muscarinic antagonist-beta2 agonist (MABA) program; initiating or completing other earlier-stage clinical studies with certain product candidates; nominating product candidates meeting strict target product profiles to move forward in development; successfully accomplishing non-program goals relating to safety and compliance; and raising a significant amount of capital to help fund our operations.

            As of December 31, 2008, we had achieved performance goals equaling 70% of the executive officers' target for 2008. However, two of the goals that were not met by December 31, 2008 were accomplished within the first five weeks of 2009. The submission of the HAP NDA to the FDA was delayed until late January 2009 due to the FDA's scheduling of the Anti-Infective Drugs Advisory Committee (AIDAC) meeting for telavancin cSSSI on November 19, 2008. Our employees who had been preparing the HAP NDA had to shift their attention toward preparing for the AIDAC meeting during the Fall of 2008, and but for this shift in resources, the HAP NDA would have been submitted to the FDA in December. The outcome of the AIDAC meeting was positive. In addition, we were able to report positive results from all three FF Phase 2b asthma studies in February 2009. In light of these circumstances, as well as the 29% stock price increase from $12.39 at December 31, 2008 to $16.02 on February 18, 2009 when these compensation decisions were made, the Compensation Committee exercised its discretion and deemed these two goals met, and further approved the bonus payment associated with the Sarbanes-Oxley compliance goal, contingent upon it being met at the end of February. The Sarbanes-Oxley compliance goal was achieved. Together, these three goals carried an aggregate weight of 18%. The officers' payout for 2008 also included an amount paid in April 2008 associated with one goal from 2007 related to Sarbanes-Oxley compliance which was not earned until the first quarter of 2008 and, to be earned, required continued employment until the first quarter of 2008. The Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 34 sets forth bonuses earned by the named executive officers for performance in 2008. The Bonus column of the "Summary Compensation Table" sets forth the bonuses to be paid to the named executive officers in March 2009 associated with the three goals that were achieved in early 2009, and deemed met by the Compensation Committee as described above.

            Long-Term Incentive Compensation.    The types of equity compensation comprising the mix of officer compensation consist of: (i) stock options with time-based vesting, which require increases in the market value of our Common Stock to be valuable; (ii) long-term performance contingent restricted stock unit awards, the right to which is dependent upon successful completion of corporate operating milestones; (iii) restricted shares with time-based vesting; and (iv) restricted stock unit awards (RSUs) with time-based vesting. We do not use a targeted cash/equity split to set officer compensation.

            Generally, in order to align the officer's interests with those of our stockholders, a significant stock option grant is made to an executive officer at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. We believe that options provide incentive to motivate management to run the business in a manner that increases stockholder value over the long term. Since options provide a return only if the executive remains in the Company's service and then only if the market price of the Company's Common Stock appreciates over the option term, the Company believes options play a useful role in rewarding long-term performance. Additional equity awards may be made in subsequent years in connection with an officer receiving a promotion or taking on additional duties or for retention purposes in certain circumstances. Initial option grants generally vest over a four year term with the first installment vesting approximately one year after grant, while subsequent equity awards, such as promotional or replenishment grants, generally vest in equal installments without the initial one-year period.

            In connection with his promotion to Senior Vice President, Research in early 2008, Mathai Mammen received an option grant to purchase 100,000 shares of our Common Stock at an exercise price equal to fair market value. The option vests over four years. The number of shares was determined to be appropriate based on the significant management responsibility associated with his new position and the number of option and other equity awards previously granted to him that remained unvested.

            The Company has used restricted stock awards, in addition to options, to recruit new officers because we believe that restricted stock is a more targeted method of delivering a specified value than are stock options. When used for this purpose, restricted stock awards generally vest over a 5-year period, with two to three years passing before any shares vest. Thereafter, the remainder of the shares generally vest in equal installments on an annual basis. This lengthy vesting term and particularly the initial cliff period ensure that the officers do not receive any value until they have contributed years of service to the Company. In 2007, the Compensation Committee authorized a restricted stock grant to Leonard Blum, our Chief Commercial Officer, vesting over 5 years, in connection with recruiting Mr. Blum.

            Replenishment equity awards are awarded annually based on recommendations to the Compensation Committee from the CEO. Replenishment equity awards generally vest over a four-year period. The Company believes that the resulting overlapping vesting schedule from awards made in prior years, together with the number of shares subject to each award, helps ensure a meaningful incentive to remain in the Company's employ and to enhance stockholder value over time. Annual replenishment equity award grants to all employees generally are made during the first quarter of each year at a meeting of the Compensation Committee following annual employee performance reviews.

            Through 2007, officers' annual replenishment equity awards were made in the form of stock option grants. In 2008, annual replenishment equity awards were granted in the form of RSUs rather than stock option grants and RSUs will be used for this purpose in 2009 as well. The Company's decision to use RSUs to satisfy its annual replenishment equity awards was based on a desire to reduce short-term dilution and stock plan share usage, while simultaneously maintaining competitive rewards to retain employees. RSUs provide the right to receive a specified number of shares of Company Common Stock at no cost to the employee if the employee remains employed at the Company until the RSUs vest. These RSUs generally vest in equal quarterly installments. The compensation value of RSUs does not depend solely on future stock price increases. Although its value may increase or decrease with changes in the stock price during the period before vesting, an RSU will have value in the long term, thus encouraging retention, while the entire compensation value of a stock option depends on future stock price appreciation. Accordingly, RSUs can deliver significantly greater share-for-share compensation value at grant than stock options and the Company can offer comparable compensation value with fewer shares and less dilution for our stockholders. The Company will continue to grant options for a portion of promotion and new-hire equity awards.

            In 2004, in connection with the Company's strategic alliance with GSK and then our initial public offering, the Compensation Committee consulted with FW Cook to develop recommendations for structuring our compensation programs to retain our executive management team, to keep management focused during the period following the initial public offering, and to motivate management to maximize stockholder value in light of the strategic relationship with GSK. The Compensation Committee approved a program (the 2004 Program) to provide significant officer option grants in 2004, which vested over a five-year period, and reduced officer annual replenishment equity awards in 2005 through 2008. The 2004 Program applied only to employees who were officers of Theravance at the time of its adoption. For officers of Theravance who were not participants in the 2004 Program, annual replenishment equity awards from 2005 through 2008 were determined, based on market data provided by FW Cook, to provide these officers with approximately a median annual replenishment equity award compared to the peer group. The 2004 Program expired at the end of 2008. Beginning in 2009, the annual replenishment equity awards for executive officers will be geared to the 75th percentile among the peer group when combined with the original targeted share value under the Performance RSUs (described below), annualized over the Performance RSUs' three-year performance period.

    Performance-Contingent Restricted Stock Unit Awards

            The Compensation Committee granted long-term performance-contingent restricted stock unit awards (Performance RSUs) to our executive officers in Spring of 2007, and subsequently amended the Performance RSUs in January of 2008. The amendment in 2008 eliminated one of four milestones which, in management's view, had become unachievable, and made a corresponding 25% forfeiture in the number of shares subject to the Performance RSU. The amendment also added two new milestones relating to telavancin revenue and initiation of a Phase 3 clinical study as replacements to two of the original milestones. The Compensation Committee believes these new milestones are comparable in difficulty to the milestones they replaced. FW Cook advised the Compensation Committee in connection with its consideration and analysis of these long-term incentive awards. The Performance RSUs are intended to motivate the officers to manage the business toward the accomplishment of three specific corporate operating milestones that we believe are meaningful value drivers for our business. These three milestones are tied to initiation of a Phase 3 clinical study, telavancin revenue and the successful achievement of a clinical development objective, with deadlines spread across 2009. The number of restricted stock units shown in the "Outstanding Equity Awards at 2008 Fiscal Year-End" table on page 37 reflects the January 2008 forfeiture of 25% of the shares subject to the Performance RSU.

            The successful completion of each milestone within the time frame allotted leads to the right to receive 1/3 of the shares awarded under the amended Performance RSU, which will be settled on April 26, 2010 in the form of fully vested shares of our Common Stock, provided that the officer remains in continuous employment through April 26, 2010. The Performance RSU is forfeited if the officer's employment is terminated prior to April 26, 2010 for any reason other than death, disability or a change-in-control of the Company. Based on the regulatory challenges the Company has faced over the last eighteen months and priority realignment within the Company's pipeline of product candidates, we believe that it is not possible to achieve all three milestones on time and that it will be extremely difficult to achieve even one of the milestones on time.

    Special Retention Awards

            In April 2008, the Company announced the implementation of a significant workforce restructuring. In July 2008, the Compensation Committee approved special retention awards for remaining employees, including stock option grants for two executive officers who recently joined Theravance, Michael Aguiar and Leonard Blum. The exercise prices of the stock options that previously had been granted to them were well above the fair market value of our Common Stock in mid-2008. In the light of the challenges facing the Company after its workforce restructuring, the Compensation Committee desired to place Messrs. Aguiar and Blum on more equal footing with other executives, each of whom received sizable option grants prior to our initial public offering in October 2004.

    Long-Term Cash Bonus Arrangement

            In 2004, in connection with entering into the Company's strategic alliance with GSK under which the Company was obligated to discover a number of product candidates within a specified time frame, we established a long-term bonus arrangement with Mathai Mammen. The bonus was contingent upon both the number of product candidates that achieved proof-of-concept prior to September 2007 and Dr. Mammen's continued employment. Two product candidates achieved proof-of-concept within the specified time frame, and therefore Dr. Mammen became eligible for a bonus of 2.5 times his then-current salary in September 2007, before he was promoted to the executive officer level in January of 2008. The bonus is paid in three equal installments at the end of 2007, 2008 and 2009, provided Dr. Mammen remains in our employ through the payment date. Pursuant to this arrangement, Dr. Mammen earned and was paid a bonus of $208,938 in the final pay cycle in each of December 2007 and December 2008, and will earn and be paid the same bonus amount in the final pay cycle of December 2009 if he remains in our employ through that time. The portion of Dr. Mammen's 2008 incentive cash compensation earned under this arrangement is specified in the footnote to the Non-Equity Incentive Compensation column of the "Summary Compensation Table" on page 34.

Perquisites

            The Company generally does not provide perquisites to its executives. However, we provide relocation assistance to our Chief Commercial Officer, Leonard Blum, including temporary living expenses and travel to his family residence, along with an additional amount to cover the income taxes that he incurs associated with this temporary housing assistance.

Post-Termination Protection

            We believe that the possibility of a change in control creates uncertainty for our officers regarding their continued employment by the Company because such transactions frequently result in changes in senior management. We provide change in control protections to our officers to alleviate concerns regarding the possible occurrence of such a transaction, allowing them to focus their attention on the business of the Company. In addition, these protections encourage executives to remain with the Company during the threat or negotiation of a change in control transaction, which preserves the value of the Company and the potential benefit to be received by our stockholders in the transaction.

            The change in control severance benefits are structured under a Company plan, instead of individual employment agreements. With this change in control severance plan, we sought uniformity of results among the officers based on their positions at the Company. In addition, we believe that the events triggering payment, both a change in control and an involuntary termination, and then only when there is no misconduct by the officer, are fair hurdles for the ensuing income protection. A description of our change in control severance plan is in the "Potential Payments Upon Termination or Change-in-Control" section on page 41. Theravance provides gross-ups for excise taxes potentially due upon a change in control in order to mitigate unfair differences between participants that may stem from their individual decisions to exercise or hold vested options.

            We do not have agreements providing severance in the event of involuntary terminations that do not occur in connection with a change in control with any of our officers except the CEO. Pursuant to the offer letter we entered into with Mr. Winningham to become our Chief Executive Officer in 2001, if Mr. Winningham's service is terminated without cause, he will receive a lump-sum severance payment of 24 months of his current salary plus two times his current target bonus.

            Our severance and change-in-control arrangements do not affect the Compensation Committee's decisions regarding other elements of compensation. Those arrangements serve specific purposes that we believe are not related to the determination of an officer's current compensation.

            In connection with the Company's restructuring of its workforce in 2008, we eliminated the position of Dr. Arthur Campbell, our Senior Vice President, Technical Operations. The Company entered into agreements with Dr. Campbell providing for health insurance premiums and seven months of severance. His severance was determined pursuant to the severance program adopted for all employees affected by the structuring and took into account his length of employment and level of seniority. A detailed description of the post-termination rights and benefits pursuant to each of the agreements described in this paragraph is set forth under the heading "Potential Payments Upon Termination or Change-in-Control" on page 41.

CEO Compensation

            Mr. Winningham's 2008 compensation consisted of base salary, annual bonus and a restricted stock unit award. The Compensation Committee determined CEO compensation using methods consistent with those used for other senior executives. For 2008, based on the Compensation Committee's evaluation of his leadership contribution in an extremely difficult regulatory environment, the Compensation Committee increased Mr. Winningham's annualized base salary from $754,627 to $777,266, a 3% increase from 2007, which results in a base salary above 75% of the average of the peer group's CEOs. Mr. Winningham's award under the annual cash bonus program was earned in accordance with the terms of the defined performance goals, and supplemented by the Compensation Committee's exercise of discretion with regard to three goals that were achieved in early 2009, as described above in the Annual Incentive Compensation section. In January 2008, Mr. Winningham was granted an annual replenishment restricted stock unit award in accordance with the calculation used for other officers who participated in the 2004 Program.

            As CEO, Mr. Winningham's level of responsibility is much greater than those of the other executives, as he is informed and involved, in a detailed manner, with each department's progress toward our Company goals. In our industry, the CEO must be deeply aware of the Company's strengths and obstacles, and have sharp strategic vision for the Company's future while maintaining the Company's ability to adapt to changed circumstances and prospects quickly and thoughtfully. We believe Mr. Winningham displays these skills, adapting to the increased regulatory and economic uncertainty over the last 18 months and adjusting the focus of the Company's limited resources accordingly. We believe that Mr. Winningham's total compensation is closely connected with the Company's objective to reward, align, motivate and challenge Mr. Winningham to enhance long-term stockholder value.

Tax Deductibility of Pay

            Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that Theravance may deduct in any one year with respect to each of its CEO and three other most highly paid executive officers, other than its CFO. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. The 2004 equity incentive plan was designed to qualify for exemption from the $1 million limitation and, accordingly, option grants under that equity incentive plan with an exercise price that is at least equal to the fair market value of the option shares on the grant date and certain performance-based stock awards should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation. Restricted stock or RSU awards with time-based vesting and cash awards under the annual incentive program are subject to the $1 million deduction limitation when aggregated with other non-exempt compensation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. Although deduction of some amounts paid as compensation by Theravance to certain executives may be limited by Section 162(m), that limitation does not result in the current payment of increased federal income taxes by Theravance due to its significant net operating loss carry forwards. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in our best interests.

COMPENSATION COMMITTEE REPORT(1)

            The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

            Submitted by the following members of the Compensation Committee:

Jeffrey M. Drazan George M. Whitesides, Ph.D. William D. Young, Chairman

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of Theravance under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

            The following table sets forth all of the compensation awarded to, earned by, or paid to our "principal executive officer," "principal financial officer" and the three other highest paid executive officers whose total compensation in fiscal year 2008 exceeded $100,000 (our "named executive officers") for fiscal years 2008, 2007, and 2006 and for one former executive officer who would have been included among our highest paid executive officers had he been an executive officer on December 31, 2008.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(i)		(j)
Rick E Winningham	2008	775,379	88,820	99,401	891,754	272,043		0		2,127,397
Chief Executive Officer	2007	751,632	0	0	1,380,087	282,986		36,422	(5)	2,451,127
	2006	716,223	0	0	1,269,852	332,395		0		2,318,470
Michael W. Aguiar	2008	370,227	33,885	203,962	681,124	103,997				1,393,195
Senior Vice President, Chief	2007	355,447	0	218,725	852,874	107,140		0		1,534,186
Financial Officer	2006	335,924	0	293,857	695,972	93,424		0		1,419,177
Leonard M. Blum(6)	2008	367,700	26,525	320,238	618,326	103,152		65,125	(7)	1,501,066
Senior Vice President and Chief Commercial Officer
Mathai Mammen(8)	2008	299,813	21,600	47,293	493,438	292,938		0		1,155,082
Senior Vice President, Research
Bradford J. Shafer(9)	2008	351,837	32,202	23,113	226,356	98,831		0		732,339
Senior Vice President, General Counsel	2006	322,120	0	0	375,440	89,696		105,574	(10)	892,830
Arthur L. Campbell(11)	2008	323,649	7,062	4,857	138,833	0	(12)	275,450	(13)	749,851
Former Senior Vice President, Technical Operations	2007	351,657	0	0	370,237	105,933		0		827,827

(1)
Includes amounts deferred pursuant to our 401(k) plan.

(2)
The amounts in this column reflect cash bonuses awarded by the Compensation Committee, in the use of the members' discretion, as further described in "Compensation Discussion and Analysis" beginning on page 25.

(3)
The amounts in this column represent the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FAS 123R, excluding forfeiture estimates. See Note 11 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2009 and Note 10 of the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on March 1, 2007 for a discussion of all assumptions made by the Company in determining the FAS 123R values of its equity awards.

(4)
The amounts in this column reflect cash bonus awards earned by the named executive officers under our 2006, 2007 and 2008 annual cash bonus plans, which were paid in the first quarter of the following year. The 2008 annual cash bonus plan is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 25. In the case of Dr. Mammen, it also includes a $208,938 bonus payment based on achieving proof-of-concept for two product candidates, as discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 25.

(5)
Includes $24,441 for the cost of Mr. Winningham's personal assistant, a $11,741 tax gross-up and a $240 cash wellness benefit paid to all Company employees.

(6)
Mr. Blum was employed by us beginning in July 2007, but was not one of our named executive officers in 2007. Accordingly, compensation information is not provided for 2006 and 2007.

(7)
Includes the following benefits related to Mr. Blum's relocation to the Bay Area: $24,018 in temporary housing expenses, $17,202 in weekly travel expenses to and from Mr. Blum's home in Seattle and $23,665 in tax gross-up payments on Mr. Blum's temporary housing expenses. Also includes a $240 cash wellness benefit paid to all Company employees.

(8)
Dr. Mammen was employed by us, but was not one of our named executive officers, in 2006 and 2007. Accordingly, compensation information is not provided for 2006 and 2007.

(9)
Mr. Shafer was employed by us, but was not one of our named executive officers, in 2007. Accordingly, compensation information is not provided for 2007.

(10)
Includes $105,000 of loan principal that was forgiven by the Company and $574 in imputed interest.

(11)
Dr. Campbell was employed by us, but was not one of our named executive officers, in 2006. Accordingly, compensation information is not provided for 2006. Dr. Campbell's employment terminated on December 5, 2008.

(12)
Dr. Campbell's employment terminated on December 5, 2008 and was therefore ineligible for payment under the 2008 cash bonus plan.

(13)
Includes $211,866 in severance, $6,611 in Company-paid COBRA premiums and a $35,311 payment for Dr. Campbell's accrued but unused vacation in connection with Dr. Campbell's termination of employment, $21,422 in consulting fees and a $240 cash wellness benefit paid to all Company employees.

Salary and Non-Equity Incentive Plan Compensation in Proportion to Total Compensation

            The amount of salary, bonus and non-equity incentive plan compensation awarded to, earned by, or paid to our named executive officers for 2008 in proportion to the total compensation reported for each of our named executive officers was:

Mr. Winningham:	53%
Mr. Aguiar:	36%
Mr. Blum:	33%
Dr. Mammen:	53%
Mr. Shafer:	66%
Dr. Campbell:	44%

2008 GRANTS OF PLAN-BASED AWARDS

            The following table sets forth each non-equity incentive plan award and equity award granted to our named executive officers during fiscal year 2008.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)
						Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)	All Other Stock Awards: Number of Shares or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)
										Grant Date Fair Value of Stock and Option Awards ($)
									Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date	Target ($)		Maximum ($)
(a)	(b)	(d)		(e)		(g)	(i)	(j)	(k)	(l)
Rick E Winningham	N/A	388,633		582,950		—	—	—	—	—
	1/29/08	—		—		—	23,118	—	—	457,736
Michael W. Aguiar	N/A	148,567		222,851		—	—	—	—	—
	1/29/08	—		—		—	23,333	—	—	461,993
	7/23/08	—		—		—	—	60,000	16.25	495,522
Leonard M. Blum	N/A	147,360		221,040		—	—	—	—	—
	1/29/08	—		—		—	13,611	—	—	269,498
	7/23/08	—		—		—	—	30,000	16.25	247,761
Mathai Mammen	N/A	120,000		180,000		—	—	—	—	—
	1/29/08	—		—			11,000	—	—	217,800
	1/29/08	—		—		113,636	—	—	—	2,249,993
	1/29/08	—		—		—	—	100,000	19.80	979,580
Bradford J. Shafer	N/A	141,187		211,781		—	—	—	—	—
	1/29/08	—		—		—	5,376	—	—	106,445
Arthur L. Campbell	N/A	146,894	(5)	220,341	(5)	—	—	—	—	—
	1/29/08	—		—		—	5,376	—	—	106,445

(1)
Each named executive officer was granted a non-equity incentive plan award pursuant to our 2008 annual cash bonus plan which is discussed in greater detail in "Compensation Discussion and Analysis" beginning on page 25. The amounts shown in the "target" column reflect the target payout under the plan which is equal to 50% of Mr. Winningham's base salary and 40% of the other named executive officers' base salaries. The amounts shown in the "maximum" column reflect the maximum payout under the plan if 150% of the goals set forth in the plan are achieved. The actual amounts paid to each named executive officer are shown in the Summary Compensation Table on page 34.

(2)
In connection with his promotion to Senior Vice President, Research, Dr. Mammen was granted a performance-contingent RSU award for our Common Stock under our 2004 Incentive Plan. The vesting of this RSU award is tied to the successful achievement of three corporate operating milestones during 2009, as well as Dr. Mammen's continued employment through April 26, 2010. In addition, if we are acquired prior to April 26, 2010, some or all of the units will vest as described in "Potential Payments Upon Termination or Change in Control" beginning on page 41. The number of shares reflected in the table above as the "target" payout assumes that all of the milestones will be achieved and that the officer will remain employed by Theravance through April 26, 2010.

(3)
Each of our named executive officers was granted an RSU award for our Common Stock under our 2004 Incentive Plan. The RSU awards vest over approximately four years, with the first 25% vesting on February 20, 2009 and the remainder vesting in equal quarterly installments thereafter until February 20, 2012, provided the holder remains in continuous service through each vesting date. As a result, each RSU award will be fully vested approximately four years after the date of grant. In addition, the RSU awards will become fully vested if we are acquired and the holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 41. However, a transaction not prohibited by the Governance Agreement in which SmithKline Beecham Corporation acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(4)
Dr. Mammen was granted an option to purchase shares of our Common Stock under our 2004 Incentive Plan in connection with his promotion to Senior Vice President, Research. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. Messrs. Aguiar and Blum were each granted an option to purchase shares of our Common Stock under our 2004 Incentive Plan. 25% of the shares subject to each of those options will vest one year after the date of grant, and an additional 1/48th of the option shares vest upon completion of each additional month of service thereafter.

(5)
Dr. Campbell's employment terminated on December 5, 2008, and therefore he was ineligible to receive a bonus under the 2008 annual cash bonus plan.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

            The following table sets forth information regarding each unexercised option and all unvested stock and restricted stock units held by each of our named executive officers as of December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)	(j)
Rick E Winningham	774,192	(2)	—	8.525	12/7/2011	—		—	—	—
	177,419	(3)	—	3.10	1/23/2013	—		—	—	—
	291,290	(4)	124,838	9.6875	3/28/2014	—		—	—	—
	49,126	(5)	20,229	29.65	2/7/2016	—		—	—	—
	30,343	(6)	39,012	34.00	2/13/2017	—		—	—	—
	—		—	—	—	23,118	(7)	286,432	—	—
	—		—	—	—	—		—	170,216	2,108,976
Michael W. Aguiar	164,063	(11)	10,937	17.91	3/6/2015	—		—	—	—
	21,427	(5)	8,823	29.65	2/7/2016	—		—	—	—
	14,167	(12)	5,833	27.56	4/25/2016	—		—	—	—
	30,625	(6)	39,375	34.00	2/13/2017	—		—	—	—
	—	(13)	60,000	16.25	7/22/2018	—		—	—	—
	—		—	—	—	12,500	(14)	154,875	—	—
	—		—	—	—	23,333	(7)	289,096	—	—
	—		—	—	—	—		—	80,556	998,089
Leonard M. Blum	58,333	(15)	116,667	26.10	7/31/2017	—		—	—	—
	—	(13)	30,000	16.25	7/22/2018	—		—	—	—
	—		—	—	—	50,000	(16)	619,500	—	—
	—		—	—	—	13,611	(7)	168,640	—	—
	—		—	—	—	—		—	103,448	1,281,720
Mathai Mammen	6,451	(20)	—	8.525	9/15/2010	—		—	—	—
	9,838	(21)	—	8.525	2/3/2011	—		—	—	—
	3,225	(20)	—	8.525	2/23/2012	—		—	—	—
	5,161	(20)	—	3.10	12/19/2012	—		—	—	—
	14,510	(3)	—	3.10	1/23/2013	—		—	—	—
	4,570	(20)	—	3.10	2/24/2014	—		—	—	—
	16,451	(20)	2,903	12.40	9/2/2014	—		—	—	—
	33,600	(22)	14,400	16.00	10/3/2014	—		—	—	—
	20,988	(18)	912	18.37	2/9/2015	—		—	—	—
	7,013	(5)	2,887	29.65	2/7/2016	—		—	—	—
	5,775	(6)	7,425	34.00	2/13/2017	—		—	—	—
	5,844	(23)	10,656	32.78	7/1/2017	—		—	—	—
	22,917	(19)	77,083	19.80	1/28/2018	—		—	—	—
	—		—	—	—	11,000	(7)	136,290	—	—
	—		—	—	—	—		—	113,636	1,407,950
Bradford J. Shafer	30,205	(24)	—	8.525	2/23/2012	—		—	—	—
	67,742	(4)	29,031	9.6875	3/28/2014	—		—	—	—
	25,519	(18)	1,110	18.37	2/9/2015	—		—	—	—
	11,425	(5)	4,704	29.65	2/7/2016	—		—	—	—
	7,057	(6)	9,072	34.00	2/13/2017	—		—	—	—
	—		—	—	—	5,376	(7)	66,609	—	—
	—		—	—	—	—		—	76,554	948,504

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(9)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(10)
(a)	(b)		(c)	(e)	(f)	(g)		(h)	(i)	(j)
Arthur L. Campbell	123,290	(17)	—	3.10	4/21/2013	—		—	—	—
	67,742	(4)	29,031	9.6875	3/28/2014	—		—	—	—
	14,113	(18)	2,016	18.37	2/9/2015	—		—	—	—
	10,081	(5)	6,048	29.65	2/7/2016	—		—	—	—
	5,713	(6)	10,416	34.00	2/13/2017	—		—	—	—
	—		—	—	—	5,376	(7)	66,609

(1)
With the exception of the performance-contingent RSU awards in column (i) above and Dr. Campbell's RSU award in column (g) above, all of the equity awards held by our named executive officers will vest if we are acquired and the equity holder is subject to an involuntary termination as described in greater detail in "Potential Payments Upon Termination or Change in Control" beginning on page 41. However, a transaction not prohibited by the Governance Agreement in which SmithKline Beecham Corporation acquires less than 100% of our stock is not considered an acquisition that would trigger the foregoing acceleration provision.

(2)
Mr. Winningham received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan at the commencement of his employment on December 8, 2001. These options vested over a four-year period from the date of grant and became fully vested on December 8, 2005.

(3)
Mr. Winningham and Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on January 24, 2003. These options vested over a four-year period from the date of grant and became fully vested on January 24, 2007.

(4)
Messrs. Winningham and Shafer and Dr. Campbell received grants of options to purchase shares of our Common Stock under our 1997 Stock Option Plan on March 29, 2004. 40% of the option shares vested on September 13, 2007 and an additional 30% of the option shares vested on March 29, 2008. The final 30% of the option shares will vest on March 29, 2009.

(5)
Messrs. Winningham, Aguiar and Shafer and Drs. Campbell and Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 8, 2006. Each option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, each option will be fully vested on February 8, 2010, provided the holder remains in continuous service through each vesting date.

(6)
Messrs. Winningham, Aguiar and Shafer, and Drs. Campbell and Mammen received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 14, 2007. Each option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, each option will be fully vested on February 14, 2011, provided the holder remains in continuous service through each vesting date.

(7)
Messrs. Winningham, Aguiar, Blum and Shafer and Drs. Campbell and Mammen received RSU awards under our 2004 Incentive Plan on January 29, 2008. Each RSU award vests over approximately four years, with the first 25% vesting on February 20, 2009 and the remainder vesting in equal quarterly installments thereafter until February 20, 2012, provided the holder remains in continuous service through each vesting date.

(8)
Computed in accordance with SEC rules as the number of unvested shares or restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2008 fiscal year, which was $12.39 on December 31, 2008. The actual value (if any) to be realized by the officer depends on whether the shares vest and the future performance of our Common Stock.

(9)
Each of the individuals in the table above was granted a performance contingent RSU award under our 2004 Incentive Plan. The vesting of these RSU awards is tied to the successful achievement of three corporate operating milestones during 2009, as well as the officers' continued employment through April 26, 2010. As described in greater detail in "Compensation Discussion and Analysis" on page 30, in January 2008 the awards granted to all of the officers (with the exception of Dr. Mammen, whose award was granted that day) were modified as follows: (i) one of the four original corporate milestones was eliminated and 25% of the shares subject to each RSU award were forfeited and (ii) two of the remaining corporate milestones were replaced. If we are acquired prior to April 26, 2010, some or all of the units will vest, as described in greater detail in "Potential Payments Upon Termination or Change in Control."

(10)
Computed in accordance with SEC rules as the number of unvested restricted stock units multiplied by the closing market price of our Common Stock at the end of the 2008 fiscal year, which was $12.39 on December 31, 2008. The actual value (if any) realized by the officer depends on the successful achievement of certain corporate operating milestones and the future performance of our Common Stock.

(11)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan at the commencement of his employment on March 7, 2005. On September 13, 2007, 109,375 option shares became exercisable. Thereafter, 1/48th of the option shares vested upon completion of each additional month of continuous service until it was fully vested on March 7, 2009.

(12)
Mr. Aguiar received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on April 26, 2006. The option vests in 48 equal monthly installments upon completion of each month of continuous service after February 8, 2006. As a result, the option will be fully vested on February 8, 2010, provided Mr. Aguiar remains in continuous service through each vesting date.

(13)
Messrs. Aguiar and Blum received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on July 23, 2008. 25% of the option shares will vest on July 23, 2009, and an additional 1/48th of the option shares will vest when each additional month of service thereafter is completed. As a result, each option will be fully vested on July 23, 2012, provided the holder remains in continuous service through each vesting date.

(14)
Mr. Aguiar received 50,000 restricted shares of our Common Stock at the commencement of his employment to replace an award that lapsed upon his departure from his prior employment. The grant was made under our 2004 Incentive Plan. One-half of the shares vested on September 13, 2007, one-quarter of the shares vested on September 13, 2008, and the remaining one-quarter of the shares will vest on September 13, 2009. The shares (whether vested or unvested) carry the same dividend and voting rights as our other shares of Common Stock.

(15)
Mr. Blum received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on August 1, 2007 in connection with the commencement of his employment. 25% of the option shares vested on August 1, 2008 and an additional 1/48th of the option shares vest when each additional month of service is completed. As a result, the option will be fully vested on August 1, 2011, provided Mr. Blum remains in continuous service through each vesting date.

(16)
Mr. Blum was granted 50,000 restricted shares of our Common Stock on August 1, 2007 in connection with the commencement of his employment. The grant was made under our 2004 Incentive Plan. One third of the shares will vest on July 30, 2010, one third of the shares will vest on July 30, 2011, and the remaining one third of the shares will vest on July 30, 2012, provided Mr. Blum remains in continuous service through each vesting date. The shares (whether vested or unvested) carry the same dividend and voting rights as our other shares of Common Stock.

(17)
Dr. Campbell received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Plan at the commencement of his employment on April 22, 2003. The option vested over a four-year period from the date of grant and became fully vested on April 22, 2007.

(18)
Drs. Mammen and Campbell and Mr. Shafer received grants of options to purchase shares of our Common Stock under our 2004 Incentive Plan on February 10, 2005. Each option vested in 48 equal monthly installments upon completion of each month of continuous service after the date of grant until they became fully vested on February 10, 2009.

(19)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on January 29, 2008. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on January 29, 2012, provided Dr. Mammen remains in continuous service through each vesting date.

(20)
Dr. Mammen received five grants of options to purchase shares of our Common Stock under our 1997 Stock Plan in connection with promotions between September 16, 2000 and September 3, 2004. These options each vested monthly over a five-year period from the date of grant. With the exception of the option granted on September 3, 2004 which will become fully vested on September 2, 2009, all have fully vested.

(21)
Dr. Mammen received grants of options to purchase shares of our Common Stock under our 1997 Stock Plan on February 4, 2001 in connection with a promotion. 6,451 of the option shares vested monthly over a five-year period from the date of grant, and 3,387 of the option shares vested monthly over a four-year period from the date of grant.

(22)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on October 4, 2004. 40% of the option shares vested on September 13, 2007 and an additional 30% of the option shares vested on October 4, 2008. The final 30% of the option shares will vest on October 8, 2009, provided Dr. Mammen remains in continuous service through such vesting date.

(23)
Dr. Mammen received a grant of an option to purchase shares of our Common Stock under our 2004 Incentive Plan on July 2, 2007. The option vests in 48 equal monthly installments upon completion of each month of continuous service after the date of grant. As a result, the option will be fully vested on July 2, 2011, provided Dr. Mammen remains in continuous service through each vesting date.

(24)
Mr. Shafer received a grant of an option to purchase shares of our Common Stock under our 1997 Stock Option Plan on February 24, 2002. This option vested over a four-year period from the date of grant and became fully vested on February 24, 2006.

2008 OPTION EXERCISES AND STOCK VESTED

            The following table shows the number of shares of restricted stock held by each named executive officer that vested during the 2008 fiscal year. No restricted stock units vested during the 2008 fiscal year and none of our named executive officers exercised options during the 2008 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Rick E Winningham	—	—	—	—
Michael W. Aguiar	—	—	12,500	175,750
Leonard M. Blum	—	—	—	—
Mathai Mammen	—	—	—	—
Bradford J. Shafer	—	—	—	—
Arthur L. Campbell	—	—	—	—

(1)
Value realized is based on the fair market value of our common stock on the vesting date multiplied by the number of shares vested and does not necessarily reflect proceeds received by the officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

            Each of our named executive officers, except for Dr. Campbell, is entitled to severance benefits pursuant to our change in control severance plan. In addition, Mr. Winningham is entitled to severance benefits pursuant to his offer letter.

Change in Control Severance Benefits

            Pursuant to our change in control severance plan, if a named executive officer is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance, he is entitled to the following benefits provided he signs a release of claims:

  •
  In the case of our Senior Vice Presidents, a lump sum payment equal to 150% of the officer's annual base salary and target bonus.

  •
  In the case of our Chief Executive Officer, a lump sum payment equal to 200% of the officer's annual base salary and target bonus.

  •
  A pro-rata portion of the named executive officer's target bonus based on the number of full months of employment completed in the year of termination.

  •
  Continuation of the officer's health and welfare benefits for the shorter of 18 months (in the case of our Senior Vice Presidents) or 24 months (in the case of our Chief Executive Officer) or the expiration of the officer's continuation coverage under COBRA.

  •
  Full vesting of any unvested stock options, restricted stock and RSU awards held by the officer. The performance-contingent RSU awards granted to our named executive officers in 2007, and granted to Dr. Mammen in 2008, are not eligible for acceleration of vesting pursuant to our change in control severance plan except in the event of a GSK Change In Control as defined below, however a portion of those awards may vest in connection with a change in control as described below under "Equity Acceleration Upon A Change in Control".

Conditions to Receive Severance Payments Under our Change in Control Severance Plan

            In order to receive severance benefits under our change in control severance plan, an officer must sign a general release of claims. In addition, severance benefits may be conditioned upon the officer's compliance with any confidentiality agreement between the officer and the Company.

Definitions

            The following definitions are used in our change in control severance plan:

            A "change in control" includes:

  •
  The consummation of a merger or consolidation if persons who were not our stockholders prior to the merger or consolidation own 50% or more of the voting securities of the surviving company and its parent.

  •
  A sale, transfer or other disposition of all or substantially all of our assets.

  •
  A change in the composition of our Board of Directors as a result of which fewer than 50% of the incumbent directors either were directors on the date 24 months prior to the change in control (the "original directors") or were appointed or nominated for election to the Board of Directors by a majority of the original directors or directors whose appointment or nomination was approved by at least 50% of the original directors.

  •
  A transaction as a result of which any person becomes the beneficial owner of 50% or more of our outstanding voting securities.

            A transaction shall not constitute a change in control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction. In addition, except with respect to a GSK Change In Control (defined below), the following stock purchases by SmithKline Beecham Corporation (GSK) will not constitute a change in control:

  •
  The exercise by GSK of any of its rights under the Amended and Restated Governance Agreement, dated as of June 4, 2004, as amended, among the Company, GSK, GlaxoSmithKline plc and Glaxo Group Limited (the "Governance Agreement") to representation on our Board of Directors (and its committees).

  •
  Any acquisition by GSK of securities of the Company (whether by merger, tender offer, private or market purchases or otherwise) not prohibited by the Governance Agreement.

            A "GSK Change In Control" means the acquisition by GSK, in compliance with the provisions of the Governance Agreement, of 100% of the Company's outstanding voting stock.

            An "involuntary termination" means a termination of an officer's employment by the Company for reasons other than misconduct, or an officer's resignation following (1) a material diminution in the officer's authority, duties or responsibilities, (2) a material reduction in the officers's base salary, (3) a material change in the officer's work location or (4) a breach of the officer's employment agreement by the Company. In order to qualify as an involuntary termination, the officer must give written notice to the Company within 90 days after the initial existence of one of the conditions described above and the Company must not have cured such condition within 30 days thereafter.

            "Misconduct" means an officer's (1) commission of any act of fraud, embezzlement or dishonesty, (2) material unauthorized use or disclosure of our confidential information or trade secrets or (3) other material intentional misconduct adversely affecting the business or affairs of the Company.

Equity Acceleration Upon A Change in Control

            The performance-contingent RSU awards granted to our named executive officers in 2007, and granted to Dr. Mammen in 2008, are not eligible for vesting under our change in control severance plan except in the event of a GSK Change In Control. In the event of a change in control, one third of the RSU awards will vest on the date of the change in control for each performance milestone applicable to the RSU awards that has been achieved, provided that the change in control is either (i) by a company other than GSK or (ii) by GSK in a transaction that is accomplished in a manner that is prohibited by the Governance Agreement. In addition, assuming that some of the performance goals have not been met, another third of the unvested RSU awards will vest on the date of the change in control unless the deadline for achieving all of the performance goals has already passed.

            Dr. Campbell's employment with the Company terminated on December 5, 2008, and therefore he is no longer eligible for severance benefits under our change in control severance plan. However, pursuant to the terms of his stock option agreements, his unvested stock options will vest in full if Dr. Campbell is subject to an involuntary termination within 3 months prior to or 24 months after a change in control of Theravance. "Involuntary termination" is defined in his option agreements as an involuntary dismissal or discharge by the Company for reasons other than for cause, or his voluntary resignation following (i) a change in his position with the Company which materially reduces his level of responsibility, (ii) a reduction in his level of compensation or (iii) a relocation of his workplace, without his consent, more than fifty miles away from the workplace designated by the Company on his initial date of service. The definition of "cause" in Dr. Campbell's option agreements is the same as in Mr. Winningham's offer letter, described below.

280G Tax Gross-Up

            If a named executive officer meets the conditions for severance payments under our change in control severance plan, and if an independent accounting firm selected by the Company determines that the named executive officer would be subject to excise taxes under Section 4999 of the Internal Revenue Code as a result of payments under the change in control severance plan, due to acceleration of vesting of options, or otherwise, then the Company will pay the named executive officer an additional amount equal to the excise taxes and any income and excise taxes due as a result of the Company's payment of the excise taxes, along with any interest or penalties stemming from these taxes.

Severance

            In addition to the severance benefits he is entitled to pursuant to our change in control severance plan, Mr. Winningham's offer letter provides that if his employment is terminated by Theravance without cause, he will receive a lump-sum severance payment of 24 months' salary plus two times his current target bonus provided he signs a general release of claims. "Cause" means Mr. Winningham's (i) unauthorized use or disclosure of the confidential information or trade secrets, which use causes material harm to the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) gross negligence, or (iv) repeated failure to perform lawful assigned duties for thirty days after receiving written notification from the Board of Directors. In the event that Mr. Winningham is eligible for cash severance benefits under the change in control severance plan, then the severance benefits under his offer letter would not apply.

            In connection with the Company's restructuring of its workforce in 2008, we eliminated Dr. Campbell's position of Senior Vice President, Technical Operations. We entered into a separation agreement with Dr. Campbell that provided for severance benefits in exchange for a release of claims. He received a lump sump severance payment equal to thirty weeks of base salary and we agreed to pay his health insurance premiums for 12 months. The agreement also contains certain restrictive covenants and other customary terms and conditions. Thereafter, we entered into a consulting agreement with Dr. Campbell pursuant to which Dr. Campbell provides expertise and guidance in a variety of technical operations areas including process chemistry, formulation, manufacturing and quality assurance. Dr. Campbell is paid a monthly consulting fee of $21,422 and his outstanding stock options and time-based vesting restricted stock unit award will continue to vest until the expiration of the consulting agreement at the end of 2009.

            The table below reflects the potential payments and benefits to which the named executive officers would be entitled under the arrangements described above. The amounts shown in the table below assume that both the change in control and an involuntary termination occurred on December 31, 2008 and that all eligibility requirements under the change in control severance plan were met. In the case of Dr. Campbell, the amounts shown in the table below, except for column (e), represent the actual severance benefits he received pursuant to his separation agreement described above. The amount shown in column (e) for Dr. Campbell reflects the value of full acceleration of his unvested stock options, which did not actually occur.

            The following assumptions were used in calculating the values described in the table below:

  •
  Value of Option Acceleration:  The value of vesting acceleration was calculated by multiplying the number of unvested option shares by the difference between the closing price of our Common Stock on December 31, 2008 (which was $12.39 per share) and the exercise price of the unvested option shares.

  •
  Value of Restricted Stock and RSU award Acceleration:  The value of the vesting acceleration was calculated by multiplying the number of unvested restricted shares or unvested RSU awards by the closing price of our Common Stock on December 31, 2008 (which was $12.39 per share).

  •
  280G Tax Gross-Up:  The calculation of the gross-up payments in the table below is based on an excise tax rate of 20%, a 38.6% federal income tax rate, a 1.45% Medicare tax rate and a 5.7% state income tax rate. For purposes of this calculation, it is assumed that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to an executive executing a non-competition agreement.

Name	Bonus for Year of Termination ($)(1)	Cash Severance ($)(2)	Vacation Payout ($)	Unexercisable Options that Vest ($)(3)	Restricted Stock that Vest ($)(4)	Restricted Stock Units That Vest ($)(5)	Health and Welfare ($)(6)	Excise Tax Gross-Up ($)	Total($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Rick E Winningham(7)	388,633	2,331,797	74,737	337,375	0	989,354	50,477	0	4,172,373
Chief Executive Officer
Michael W. Aguiar	148,567	779,976	20,356	0	154,875	621,759	37,835	0	1,763,368
SVP, Chief Financial Officer
Leonard M. Blum	147,360	773,640	6,169	0	619,500	595,838	188	992,247	3,134,942
SVP, Chief Commercial Officer
Mathai Mammen	120,000	630,000	20,964	0	0	605,560	37,835	639,386	2,053,745
SVP, Research
Bradford J. Shafer	141,187	741,233	24,922	78,456	0	382,745	20,459	551,180	1,940,182
SVP, General Counsel
Arthur L. Campbell(8)	0	211,866	35,311	78,456	0	0	6,611	0	332,244
Former Senior Vice President, Technical Operations

(1)
Reflects payment of the officer's 2008 target bonus.

(2)
Reflects payment of 1.5 or 2 times the officer's base salary and target bonus.

(3)
Reflects full vesting of unvested stock options. Many of the options held by our named executive officers had exercise prices that were higher than the closing price of our common stock on December 31, 2008. No value is assigned to the acceleration of those options under the methodology described above.

(4)
Reflects full vesting of all unvested restricted stock awards.

(5)
Reflects full vesting of all unvested time-based vesting RSU awards, and vesting of one-third of each officer's performance-contingent RSU award. As of December 31, 2008, none of the performance goals applicable to the RSU awards had been met and thus a maximum of one-third of the RSU awards were eligible for acceleration.

(6)
Reflects the cost of each officer's COBRA premiums for 18 or 24 months, as applicable.

(7)
If Mr. Winningham's employment had been terminated by Theravance without cause on December 31, 2008 other than in connection with a change in control, he would have been entitled to receive the cash severance payments indicated in column (c) and the vacation payout in column (d) but no other benefits.

(8)
The values shown for Dr. Campbell, other than column (e), represent the actual severance benefits he received pursuant to his separation agreement.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plans

            The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	12,015,637	(1)	$16.20	(3)	2,196,916	(4)

Equity compensation plans not approved by security holders	197,626	(2)	$6.31	(3)	302,374

Total	12,213,263	(1)	$16.01	(3)	2,499,290	(4)

(1)
Includes 9,760,633 shares issuable upon exercise of outstanding options and 2,255,004 shares issuable upon vesting of outstanding restricted stock units.

(2)
Includes 192,250 shares issuable upon exercise of outstanding options and 5,376 shares issuable upon vesting of outstanding restricted stock units.

(3)
Does not take into account outstanding restricted stock units as these awards have no exercise price.

(4)
Includes 830,215 shares of Common Stock available for issuance under our Employee Stock Purchase Plan, including the 550,000 shares described in Proposal 2.

            The Theravance, Inc. 2008 New Employee Equity Incentive Plan is a non-stockholder approved plan, which was adopted by the Board of Directors on January 29, 2008 and is intended to satisfy the requirements of Nasdaq Marketplace Rule 4350. Non-statutory options, restricted stock units, and restricted stock awards may be granted under the New Employee Equity Incentive Plan to new employees of the Company. The Board authorized 500,000 shares of Common Stock for issuance under the New Employee Equity Incentive Plan. All option grants will have an exercise price per share of no less than 100% of the fair market value per share of Common Stock on the grant date. Each option, restricted stock unit and restricted stock award will vest in installments over the holder's period of service with the Company. Additional features of the New Employee Equity Incentive Plan are outlined in Note 11 to our consolidated financial statements in our Annual Report on Form 10-K filed on February 26, 2009.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

            Transactions, arrangements or relationships in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest are subject to review, approval or ratification by our Board or a committee of our Board. Our Audit Committee, which has the principal responsibility for reviewing related person transactions, has adopted written policies and procedures with respect to related person transactions. In conformance with SEC regulations, these policies and procedures define related persons to include our executive officers, our directors and nominees to become a director of our company, any person who is known to us to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed, is a general partner or in which such person has a 5% or greater beneficial ownership interest. As set forth in our policies and procedures, it is our general policy to approve or ratify related person transactions only when our Board or a committee of our Board determines that the transaction is in, or is not inconsistent with, our and our stockholders' best interests, including situations where we may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when the transaction is on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.

Legal Services

            The Company has engaged Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), of which Mr. Gunderson is a founding partner, as its primary legal counsel. Fees are incurred in the ordinary course of business, and during fiscal year ended December 31, 2008, we incurred fees of approximately $465,000. Mr. Gunderson's interest in these fees is not readily calculable. We believe the services rendered to us by Gunderson Dettmer were on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party. We expect to continue to retain the services of Gunderson Dettmer in the future.

Agreements with GSK

            In 2002 and 2004 we entered into significant agreements with GSK, which resulted in transactions with GSK during the fiscal year ended December 31, 2008 and contemplate transactions that may occur during the current fiscal year.

    2002 Horizon Collaboration

            In November 2002, we entered into our Horizon collaboration agreement with GSK to develop and commercialize a long-acting beta2 agonist (LABA) product candidate for the treatment of asthma and chronic obstructive pulmonary disease (COPD). This product candidate is intended to be administered via inhalation once daily both as a single new medicine for COPD and as part of a new combination medicine with an inhaled corticosteroid (ICS) for asthma and/or a long-acting muscarinic antagonist (LAMA) for COPD. Each company contributed four LABA product candidates to the collaboration.

            In connection with the Horizon program, in 2002 we received from GSK an upfront payment of $10 million and sold to an affiliate of GSK shares of our Series E preferred stock for an aggregate purchase price of $40 million. In addition, we were eligible to receive up to $495 million in development, approval, launch, and sales milestones and royalties on the sales of any product resulting from this program. Through December 31, 2008, we have received a total of $60 million in upfront and development milestone payments. GSK has determined to focus the collaboration's resources on the development of the lead LABA, GW642444, a GSK-discovered compound, together with GSK's ICS, fluticasone furoate (FF). Accordingly, we do not expect to receive any further milestone payments from the Horizon program. In the event that a LABA product candidate discovered by GSK is successfully developed and commercialized, we will be obligated to make milestone payments to GSK which could total as much as $220 million if a single agent and a combination product are launched in multiple regions in the world. Based on available information, we do not estimate that a significant portion of these potential milestone payments to GSK are likely to be made in the next three years. In addition, we are entitled to receive the same royalties on product sales of medicines from the Horizon program, regardless of whether the product candidate originated with Theravance or with GSK. The royalty structure is downward-tiering and would result in an average percentage royalty rate in the low- to mid-teens at annual net sales of up to approximately $4 billion and the average royalty rate would decline to single digits at annual net sales of more than $6 billion for sales of single agent LABA medicines and combination LABA/ICS medicines, which would be combined for the purposes of this royalty calculation. For other products combined with a LABA from the Horizon collaboration, such as a combination medicine, which are launched after a LABA/ICS combination medicine, royalties are upward tiering and range from the mid-single digits to 10%. However, if GSK is not selling a LABA/ICS combination product at the time that the first other LABA combination is launched, then the royalties described above for the LABA/ICS combination medicine are applicable.

    2004 Strategic Alliance

            In March 2004, we entered into our strategic alliance with GSK. Under this alliance, GSK received an option to license exclusive development and commercialization rights to product candidates from all of our full drug discovery programs initiated prior to September 1, 2007, on pre-determined terms and on an exclusive, worldwide basis. We are obligated to use diligent efforts to discover and deliver compounds for the alliance and, pursuant to our obligations, we initiated three new full discovery programs between May 2004 and August 2007. These three programs are (i) our peripheral Opioid-Induced Bowel Dysfunction (PUMA) program, (ii) our AT1 Receptor—Neprilysin Inhibitor hypertension (ARNI) program and (iii) our MonoAmine Reuptake Inhibitor chronic pain (MARIN) program. GSK has the right to license product candidates from these three programs, and must exercise this right no later than sixty days subsequent to the "proof-of-concept" stage, as defined in the strategic alliance agreement. Under the terms of the strategic alliance, GSK has only one opportunity to license each of our programs. Upon its decision to license a program, GSK is responsible for funding all future development, manufacturing and commercialization activities for product candidates in that program. In addition, GSK is obligated to use diligent efforts to develop and commercialize product candidates from any program that it licenses. Consistent with our strategy, we are obligated at our sole cost to discover two structurally different product candidates for any programs that are licensed by GSK under the alliance. If these programs are successfully advanced through development by GSK, we are entitled to receive clinical, regulatory and commercial milestone payments and royalties on any sales of medicines developed from these programs. For product candidates licensed to date under this agreement, the royalty structure for a product containing one of our compounds as a single active ingredient would result in an average percentage royalty rate in the low double digits. If a product is successfully commercialized, in addition to any royalty revenue that we receive, the total upfront and milestone payments that we could receive in any given program that GSK licenses range from $130 million to $162 million for programs with single-agent medicines and up to $252 million for programs with both a single-agent and a combination medicine. If GSK chooses not to license a program, we retain all rights to the program and may continue the program alone or with a third party. To date, GSK has licensed our two COPD programs: LAMA and bifunctional muscarinic antagonist-beta2 agonist (MABA). We received a $5 million payment from GSK in connection with its license of each of our LAMA and MABA programs in August 2004 and March 2005, respectively. We are preparing an agreement with GSK pursuant to which the LAMA program will be returned to us because the current formulation of the lead product candidate is incompatible with GSK's proprietary inhaler device. GSK has chosen not to license our bacterial infections program, our anesthesia program and our Gastrointestinal Motility Dysfunction program. There can be no assurance that GSK will license any other programs under the terms of the alliance agreement or at all, which could have an adverse effect on our business and financial condition.

            In connection with the strategic alliance with GSK, we received from GSK a payment of $20 million. In May 2004, GSK purchased through an affiliate 6,387,096 shares of our Class A common stock for an aggregate purchase price of $108.9 million. Through December 31, 2008, we have received $46 million in upfront and milestone payments from GSK relating to the strategic alliance agreement. In addition, pursuant to a partial exercise of its rights under the governance agreement, upon the closing of our initial public offering on October 8, 2004, GSK purchased through an affiliate an additional 433,757 shares of Class A common stock. GSK's ownership position of our outstanding stock was approximately 15.1% as of February 17, 2009.

Delivery of Documents to Stockholders Sharing an Address

            A number of brokers with account holders who are Theravance, Inc. stockholders may be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker and direct your written request to Theravance, Inc., 901 Gateway Boulevard, South San Francisco, California 94080 Attn: Secretary or contact Bradford J. Shafer, Secretary at (650) 808-6000. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

OTHER MATTERS

            The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Bradford J. Shafer Senior Vice President, General Counsel and Secretary

March 9, 2009

 Appendix A

Theravance, Inc.

2004 Employee Stock Purchase Plan

(As Adopted May 27, 2004 and Amended on April 19, 2005,
December 11, 2007 and December 10, 2008)

A-i

A-ii

THERAVANCE, INC.

2004 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1.    PURPOSE OF THE PLAN.

            The Board adopted the Plan effective as of the date of the IPO. The Plan shall be implemented on such date following its effectiveness as shall be determined by the Board in its discretion. The purpose of the Plan is to provide Eligible Employees with an opportunity to increase their proprietary interest in the success of the Company by purchasing Stock from the Company on favorable terms and to pay for such purchases through payroll deductions. The Plan is intended to qualify for favorable tax treatment under Section 423 of the Code.

SECTION 2.    ADMINISTRATION OF THE PLAN.

            (a)    Committee Composition.    The Committee shall administer the Plan. The Committee shall consist exclusively of one or more directors of the Company, who shall be appointed by the Board.

            (b)    Committee Responsibilities.    The Committee shall interpret the Plan and make all other policy decisions relating to the operation of the Plan. The Committee may adopt such rules, guidelines and forms as it deems appropriate to implement the Plan. The Committee's determinations under the Plan shall be final and binding on all persons.

SECTION 3.    STOCK OFFERED UNDER THE PLAN.

            (a)    Authorized Shares.    The number of shares of Stock available for purchase under the Plan shall be 1,475,000(1) (subject to adjustment pursuant to Subsection (b) below).

(1)
All share numbers reflect the reverse stock split approved in connection with the IPO. Reflects 300,000 share increase approved by the stockholders on June 30, 2005. Reflects 300,000 share increase approved by the Compensation Committee of the Board on December 11, 2007 and approved by stockholders at the Annual Stockholders Meeting on April 22, 2008. Reflects 550,000 share increase approved by the Board on December 10, 2008 subject to approval of the stockholders at the Annual Stockholders Meeting in 2009.

            (b)    Anti-Dilution Adjustments.    The aggregate number of shares of Stock offered under the Plan, the 2,500-share limitation described in Section 8(c) and the price of shares that any Participant has elected to purchase shall be adjusted proportionately for any increase or decrease in the number of outstanding shares of Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend, any other increase or decrease in such shares effected without receipt or payment of consideration by the Company, the distribution of the shares of a Subsidiary to the Company's stockholders, or a similar event.

            (c)    Reorganizations.    Any other provision of the Plan notwithstanding, immediately prior to the effective time of a Corporate Reorganization, the Offering Period and Accumulation Period then in progress shall terminate and shares shall be purchased pursuant to Section 8, unless the Plan is continued or assumed by the surviving corporation or its parent corporation. The Plan shall in no event be construed to restrict in any way the Company's right to undertake a dissolution, liquidation, merger, consolidation or other reorganization.

SECTION 4.    ENROLLMENT AND PARTICIPATION.

            (a)    Offering Periods.    While the Plan is in effect, two overlapping Offering Periods shall commence in each calendar year. The Offering Periods shall consist of the 24-month periods commencing on each May 16 and November 16, except that:

              (i)  Each Offering Period shall commence on the date designated by the Board or Committee and shall end on the date 24 months later or such shorter period selected by the Board or Committee.

             (ii)  The Committee may determine that the first Offering Period applicable to the Eligible Employees of a new Participating Company shall commence on any date specified by the Committee.

            (iii)  An Offering Period shall in no event be longer than 27 months.

            (b)    Accumulation Periods.    While the Plan is in effect, two Accumulation Periods shall commence in each calendar year. The Accumulation Periods shall consist of the six-month periods commencing on each May 16 and November 16, except that:

              (i)  Each Accumulation Period shall commence on May 16 and November 16 and end on the earliest of the next November 15 and May 15, respectively, unless otherwise provided by the Committee.

             (ii)  The Committee may determine that the first Accumulation Period applicable to the Eligible Employees of a new Participating Company shall commence on any date specified by the Committee.

            (c)    Enrollment.    Each Eligible Employee may elect to become a Participant on the first day of an Offering Period by filing the prescribed enrollment form with the Company. The enrollment form shall be filed at the prescribed location not later than the day designated by the Company but in any event prior to the commencement of the Offering Period.

            (d)    Duration of Participation.    Once enrolled in the Plan, a Participant shall continue to participate in the Plan until he or she:

              (i)  Reaches the end of the Accumulation Period in which his or her employee contributions were discontinued under Section 5(d) or 9(b);

             (ii)  Is deemed to withdraw from the Plan under Subsection (c) above;

            (iii)  Withdraws from the Plan under Section 6(a); or

            (iv)  Ceases to be an Eligible Employee.

A Participant whose employee contributions were discontinued automatically under Section 9(b) shall automatically resume participation at the beginning of the earliest Accumulation Period ending in the next calendar year, if he or she then is an Eligible Employee. In all other cases, a former Participant may again become a Participant, if he or she then is an Eligible Employee, by following the procedure described in Subsection (d) above.

            (e)    Applicable Offering Period.    For purposes of calculating the Purchase Price under Section 8(b), the applicable Offering Period shall be determined as follows:

              (i)  Once a Participant is enrolled in the Plan for an Offering Period, such Offering Period shall continue to apply to him or her until the earliest of (A) the end of such Offering Period,

    (B) the end of his or her participation under Subsection (e) above or (C) re-enrollment for a subsequent Offering Period under Paragraph (ii), (iii) or (iv) below.

             (ii)  In the event that the Fair Market Value of Stock on the last trading day before the commencement of the Offering Period for which the Participant is enrolled is higher than on the last trading day before the commencement of any subsequent Offering Period, the Participant shall automatically be re-enrolled for such subsequent Offering Period.

            (iii)  If Section 14(b) applies, the Participant shall automatically be re-enrolled for a new Offering Period.

            (iv)  Any other provision of the Plan notwithstanding, the Company (at its sole discretion) may determine prior to the commencement of any new Offering Period that all Participants shall be re-enrolled for such new Offering Period.

             (v)  When a Participant reaches the end of an Offering Period but his or her participation is to continue, then such Participant shall automatically be re-enrolled for the Offering Period that commences immediately after the end of the prior Offering Period.

SECTION 5.    EMPLOYEE CONTRIBUTIONS.

            (a)    Commencement of Payroll Deductions.    A Participant may purchase shares of Stock under the Plan solely by means of payroll deductions. Payroll deductions shall commence as soon as reasonably practicable after the Company has received the prescribed enrollment form.

            (b)    Amount of Payroll Deductions.    An Eligible Employee shall designate on the enrollment form the portion of his or her Compensation that he or she elects to have withheld for the purchase of Stock. Such portion shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15%.

            (c)    Changing Withholding Rate.    If a Participant wishes to change the rate of payroll withholding, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. The new withholding rate shall be effective as soon as reasonably practicable after the Company has received such form. The new withholding rate shall be a whole percentage of the Eligible Employee's Compensation, but not less than 1% nor more than 15%.

            (d)    Discontinuing Payroll Deductions.    If a Participant wishes to discontinue employee contributions entirely, he or she may do so by filing a new enrollment form with the Company at the prescribed location at any time. Payroll withholding shall cease at the date requested by the Participant or thereafter as soon as reasonably practicable after the Company has received such form. (In addition, employee contributions may be discontinued automatically pursuant to Section 9(b).) A Participant who has discontinued employee contributions may resume such contributions by filing a new enrollment form with the Company at the prescribed location. Payroll withholding shall resume as soon as reasonably practicable after the Company has received such form.

            (e)    Limit on Number of Elections.    No Participant shall make more than 2 elections under Subsection (c) or (d) above during any Accumulation Period.

SECTION 6.    WITHDRAWAL FROM THE PLAN.

            (a)    Withdrawal.    A Participant may elect to withdraw from the Plan by filing the prescribed form with the Company at the prescribed location at any time before the last day of an Accumulation Period. As soon as reasonably practicable thereafter, payroll deductions shall cease and the entire amount credited to the Participant's Plan Account shall be refunded to him or her in cash. No partial withdrawals shall be permitted.

            (b)    Re-Enrollment After Withdrawal.    A former Participant who has withdrawn from the Plan shall not be a Participant until he or she re-enrolls in the Plan under Section 4(d). Re-enrollment may be effective only at the commencement of an Offering Period.

SECTION 7.    CHANGE IN EMPLOYMENT STATUS.

            (a)    Termination of Employment.    Termination of employment as an Eligible Employee for any reason, including death, shall be treated as an automatic withdrawal from the Plan under Section 6(a). (A transfer from one Participating Company to another shall not be treated as a termination of employment.)

            (b)    Leave of Absence.    For purposes of the Plan, employment shall not be deemed to terminate when the Participant goes on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. Employment, however, shall be deemed to terminate 90 days after the Participant goes on a leave, unless a contract or statute guarantees his or her right to return to work. Employment shall be deemed to terminate in any event when the approved leave ends, unless the Participant immediately returns to work.

            (c)    Death.    In the event of the Participant's death, the amount credited to his or her Plan Account shall be paid to a beneficiary designated by him or her for this purpose on the prescribed form or, if none, to the Participant's estate. Such form shall be valid only if it was filed with the Company at the prescribed location before the Participant's death.

SECTION 8.    PLAN ACCOUNTS AND PURCHASE OF SHARES.

            (a)    Plan Accounts.    The Company shall maintain a Plan Account on its books in the name of each Participant. Whenever an amount is deducted from the Participant's Compensation for purposes of the Plan, such amount shall be credited to the Participant's Plan Account. Amounts credited to Plan Accounts shall not be trust funds and may be commingled with the Company's general assets and applied to general corporate purposes. No interest shall be credited to Plan Accounts, except to the extent otherwise provided by the Committee.

            (b)    Purchase Price.    The Purchase Price for each share of Stock purchased at the close of an Accumulation Period shall not be less than the lower of:

              (i)  85% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period (as determined under Section 4(f)); or

             (ii)  85% of the Fair Market Value of such share on the last trading day in such Accumulation Period.

            (iii)  The Committee may determine at any time prior to the start of an Accumulation Period that the Purchase Price will be such percentage of the Fair Market Value as the Committee shall determine provided that the price shall not be lower than 85% nor higher than 100% of the Fair Market Value of such share on the last trading day before the commencement of the applicable Offering Period or on the last trading day of an Accumulation Period (whichever of such days is selected by the Committee).

            (c)    Number of Shares Purchased.    As of the last day of each Accumulation Period, each Participant shall be deemed to have elected to purchase the number of shares of Stock calculated in accordance with this Subsection (c), unless the Participant has previously elected to withdraw from the Plan in accordance with Section 6(a). The amount then in the Participant's Plan Account shall be divided by the Purchase Price, and the number of shares that results shall be purchased from the Company with the funds in the Participant's Plan Account. The foregoing notwithstanding, no Participant shall purchase more than 2,500 shares of Stock with respect to any Accumulation Period (or such lesser number established by the Committee prior to the beginning of an Accumulation Period) nor more than the amounts of Stock set forth in Sections 3(a) and 9(b). The Committee may determine with respect to all Participants that any fractional share, as calculated under this Subsection (c), shall be (i) rounded down to the next lower whole share or (ii) credited as a fractional share.

            (d)    Available Shares Insufficient.    In the event that the aggregate number of shares that all Participants elect to purchase during an Accumulation Period exceeds the maximum number of shares remaining available for issuance under Section 3, then the number of shares to which each Participant is entitled shall be determined by multiplying the number of shares available for issuance by a fraction. The numerator of such fraction is the number of shares that such Participant has elected to purchase, and the denominator of such fraction is the number of shares that all Participants have elected to purchase.

            (e)    Issuance of Stock.    Certificates representing the shares of Stock purchased by a Participant under the Plan shall be issued to him or her as soon as reasonably practicable after the close of the applicable Accumulation Period, except that the Committee may determine that such shares shall be held for each Participant's benefit by a broker designated by the Committee (unless the Participant has elected that certificates be issued to him or her). Shares may be registered in the name of the Participant or jointly in the name of the Participant and his or her spouse as joint tenants with right of survivorship or as community property.

            (f)    Tax Withholding.    To the extent required by applicable federal, state, local or foreign law, a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Stock under the Plan until such obligations are satisfied.

            (g)    Unused Cash Balances.    An amount remaining in the Participant's Plan Account that represents the Purchase Price for any fractional share shall be carried over in the Participant's Plan Account to the next Accumulation Period. Any amount remaining in the Participant's Plan Account that represents the Purchase Price for whole shares that could not be purchased by reason of Subsection (c) above, Section 3 or Section 9(b) shall be refunded to the Participant in cash, without interest.

            (h)    Stockholder Approval.    Any other provision of the Plan notwithstanding, no shares of Stock shall be purchased under the Plan unless and until the Company's stockholders have approved the adoption of the Plan.

SECTION 9.    LIMITATIONS ON STOCK OWNERSHIP.

            (a)    Five Percent Limit.    Any other provision of the Plan notwithstanding, no Participant shall be granted a right to purchase Stock under the Plan if such Participant, immediately after his or her election to purchase such Stock, would own stock possessing more than 5% of the total combined voting power or value of all classes of stock of the Company or any parent or Subsidiary of the Company. For purposes of this Subsection (a), the following rules shall apply:

              (i)  Ownership of stock shall be determined after applying the attribution rules of Section 424(d) of the Code;

             (ii)  Each Participant shall be deemed to own any stock that he or she has a right or option to purchase under this or any other plan; and

            (iii)  Each Participant shall be deemed to have the right to purchase 2,500 shares of Stock under this Plan with respect to each Accumulation Period (or such lesser number established by the Committee prior to the beginning of an Accumulation Period).

            (b)    Dollar Limit.    Any other provision of the Plan notwithstanding, no Participant shall purchase Stock with a Fair Market Value in excess of the amount permitted by Section 423(b)(8) of the Code and accordingly rights to purchase Stock under all employee stock purchase plans of the Company or any parent or Subsidiary of the Company shall not accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of Fair Market Value of Stock for each calendar year in which such rights are outstanding and exercisable at any time. Employee stock purchase plans not described in Section 423 of the Code shall be disregarded. For purposes of this Subsection (b), the Fair Market Value of Stock shall be determined in each case as of the beginning of the Offering Period in which such Stock is purchased. If a Participant is precluded by this Subsection (b) from purchasing additional Stock under the Plan, then his or her employee contributions shall automatically be discontinued and shall automatically resume at the beginning of the earliest Accumulation Period ending in the next calendar year (if he or she then is an Eligible Employee).

SECTION 10.    RIGHTS NOT TRANSFERABLE.

            The rights of any Participant under the Plan, or any Participant's interest in any Stock or moneys to which he or she may be entitled under the Plan, shall not be transferable by voluntary or involuntary assignment or by operation of law, or in any other manner other than by beneficiary designation or the laws of descent and distribution. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than by beneficiary designation or the laws of descent and distribution, then such act shall be treated as an election by the Participant to withdraw from the Plan under Section 6(a).

SECTION 11.    NO RIGHTS AS AN EMPLOYEE.

            Nothing in the Plan or in any right granted under the Plan shall confer upon the Participant any right to continue in the employ of a Participating Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Participating Companies or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment at any time and for any reason, with or without cause.

SECTION 12.    NO RIGHTS AS A STOCKHOLDER.

            A Participant shall have no rights as a stockholder with respect to any shares of Stock that he or she may have a right to purchase under the Plan until such shares have been purchased on the last day of the applicable Accumulation Period.

SECTION 13.    SECURITIES LAW REQUIREMENTS.

            Shares of Stock shall not be issued under the Plan unless the issuance and delivery of such shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company's securities may then be traded.

SECTION 14.    AMENDMENT OR DISCONTINUANCE.

            The Board or Committee shall have the right to amend, suspend or terminate the Plan at any time and without notice. Except as provided in Section 3, any increase in the aggregate number of shares of Stock that may be issued under the Plan shall be subject to the approval of the Company's stockholders. In addition, any other amendment of the Plan shall be subject to the approval of the Company's stockholders to the extent required by any applicable law or regulation. The Plan shall terminate automatically 20 years after its adoption by the Board, unless (a) the Plan is extended by the Board and (b) the extension is approved within 12 months by a vote of the stockholders of the Company.

SECTION 15.    DEFINITIONS.

            (a)       "Accumulation Period" means a period during which contributions may be made toward the purchase of Stock under the Plan, as determined pursuant to Section 4(b).

            (b)       "Board" means the Board of Directors of the Company, as constituted from time to time.

            (c)       "Code" means the Internal Revenue Code of 1986, as amended.

            (d)       "Committee" means a committee of the Board, as described in Section 2.

            (e)       "Company" means Theravance, Inc., a Delaware corporation.

            (f)        "Compensation" means (i) the total compensation paid in cash to a Participant by a Participating Company, including salaries, wages, bonuses, incentive compensation, commissions, overtime pay and shift premiums, plus (ii) any pre-tax contributions made by the Participant under section 401(k) or 125 of the Code. "Compensation" shall exclude all non-cash items, moving or relocation allowances, cost-of-living equalization payments, car allowances, tuition reimbursements, imputed income attributable to cars or life insurance, severance pay, fringe benefits, contributions or benefits received under employee benefit plans, income attributable to the exercise of stock options, and similar items. The Committee shall determine whether a particular item is included in Compensation.

            (g)       "Corporate Reorganization" means:

              (i)  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization; or

             (ii)  The sale, transfer or other disposition of all or substantially all of the Company's assets or the complete liquidation or dissolution of the Company.

            (h)       "Eligible Employee" means any employee of a Participating Company who meets both of the following requirements:

              (i)  His or her customary employment is for more than five months per calendar year and for more than 20 hours per week; and

             (ii)  He or she has been an employee of a Participating Company for such period (if any) as the Committee may determine before the beginning of the applicable Offering Period.

Officers of the Company shall not participate in the initial Offering Period or in any subsequent Offering Period unless the Committee announces prior to commencement of an Offering Period that officers shall be eligible to participate. The foregoing notwithstanding, an individual shall not be considered an Eligible Employee if his or her participation in the Plan is prohibited by the law of any country that has jurisdiction over him or her or if he or she is subject to a collective bargaining agreement that does not provide for participation in the Plan.

            (i)        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            (j)        "Fair Market Value" means the market price of Stock, determined by the Committee as follows:

              (i)  If the Stock was traded on The Nasdaq National Market or The Nasdaq SmallCap Market on the date in question, then the Fair Market Value shall be equal to the last-transaction price quoted for such date by such Market;

             (ii)  If the Stock was traded on a stock exchange on the date in question, then the Fair Market Value shall be equal to the closing price reported by the applicable composite transactions report for such date; or

            (iii)  If none of the foregoing provisions is applicable, then the Committee shall determine the Fair Market Value in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal or as reported directly to the Company by Nasdaq or a stock exchange. Such determination shall be conclusive and binding on all persons.

            (k)       "Offering Period" means a period with respect to which the right to purchase Stock may be granted under the Plan, as determined pursuant to Section 4(a).

            (l)        "Participant" means an Eligible Employee who participates in the Plan, as provided in Section 4.

            (m)      "Participating Company" means (i) the Company and (ii) each present or future Subsidiary designated by the Committee as a Participating Company.

            (n)       "Plan" means this Theravance, Inc. 2004 Employee Stock Purchase Plan, as it may be amended from time to time.

            (o)       "Plan Account" means the account established for each Participant pursuant to Section 8(a).

            (p)       "Purchase Price" means the price at which Participants may purchase Stock under the Plan, as determined pursuant to Section 8(b).

            (q)       "Stock" means the Common Stock of the Company.

            (r)       "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

 Addendum for International Participants

            The Committee may allow Participants who are employed by a Participating Company designated by the Committee, who are not employed by the Company and who work or reside outside of the United States an opportunity to acquire Common Stock pursuant to the Plan in accordance with such special terms and conditions as the Committee may designate with respect to each such Participating Company. Without limiting the authority of the Committee, the special terms and conditions which may be established with respect to each such Participating Company, and which need not be the same for all Participating Companies, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Stock which may be acquired by any Participant, and a Participant's rights in the event of his or her death, disability, withdrawal from the Plan, termination of employment on behalf of the Company and all matters related thereto. This Addendum is not subject to Section 423 of the Code or any other provision of the Plan that refers to or is based upon such Section. For purposes of United States tax laws, this Addendum shall be treated as separate and apart from the balance of the Plan.

PROXY

THERAVANCE, INC.

Annual Meeting of Stockholders—April 24, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Rick E Winningham and Michael W. Aguiar, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Theravance, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 24, 2009 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES
Address Change/Comments	P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250

FOLD AND DETACH HERE

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The transfer agent for Theravance, Inc., now makes it easy and convenient to get current information on your shareholder account.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3 BELOW.

Please mark your votes as indicated in this example	☒

	FOR	WITHHELD
	ALL	FOR ALL	EXCEPTIONS*
ITEM 1 – Election of Directors Nominees: 01 – P. Roy Vagelos, M.D.	☐	☐	☐			FOR	AGAINST	ABSTAIN
02 – Rick E Winningham 03 – Jeffrey M. Drazan 04 – Robert V. Gunderson, Jr. 05 – Arnold J. Levine, Ph.D. 06 – Burton G. Malkiel, Ph.D.	07 – William H. Waltrip 08 – George M. Whitesides, Ph.D. 09 – William D. Young			ITEM 2 –

Approve an amendment to the Theravance, Inc. Employee Stock Purchase Plan (ESPP) increasing the aggregate number of shares of common stock authorized for issuance under the ESPP by 550,000 shares, as described in  the proxy statement.

						☐	☐	☐

				ITEM 3 –	Ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

*Withheld for the nominees you list below: (Write such nominee name or names in the space provided below.)

Mark Here for Address	☐
Change or Comments
SEE REVERSE

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time on April 23, 2009.

Theravance, Inc.	INTERNET http://www.eproxy.com/thrx Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelop.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2008 Annual Report to Stockholders are available at:	Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
http://ir.theravance.com/proxy.cfm

QuickLinks

PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL 2 APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION DISCUSSION AND ANALYSIS
OTHER MATTERS
  Appendix A
Theravance, Inc. 2004 Employee Stock Purchase Plan (As Adopted May 27, 2004 and Amended on April 19, 2005, December 11, 2007 and December 10, 2008)
TABLE OF CONTENTS
THERAVANCE, INC. 2004 EMPLOYEE STOCK PURCHASE PLAN
Addendum for International Participants